                                                                     EXHIBIT 2.3


                           DATED    January 22, 1998



                        (1)  LUCAS INDUSTRIES PLC

                        (2)  PRESTOLITE ELECTRIC INCORPORATED

                        (3)  PRESTOLITE NEWCO, INC.



                               A G R E E M E N T

                        for the sale and purchase of the
  entire issued share capital of Lucas Argentine Holdings, Inc. and shares in
                          Lucas Indiel Argentina S.A.



Eversheds
10 Newhall Street
Birmingham
B3 3LX
Tel:  0121 233 2001
Fax:  0121 236 1583

THIS AGREEMENT is made on January 22, 1998

BETWEEN:-

    (1) LUCAS INDUSTRIES PLC whose registered office is at Stratford Road, Solihull B90 4LA

    (2) PRESTOLITE ELECTRIC INCORPORATED whose principal place of business is at 2100 Commonwealth Boulevard, Ann Arbor, MI 48105, USA

    (3) PRESTOLITE NEWCO, INC. whose principal place of business is at 2100 Commonwealth Boulevard, Ann Arbor, MI 48105, USA

1.   INTERPRETATION
     --------------

     In this Agreement:

     1.1 the following expressions have the following meanings unless inconsistent with the context:

          Expression                     Meaning

          "the Accounting Principles"    The accounting policies and principles
                                         as set out in Schedule 5

          "the Ancillary Agreements"     The meaning attributed to that
                                         expression in the Umbrella Agreement

          "the Associated Documents"     The meaning attributed to that
                                         expression in the Umbrella Agreement

          "the Associated Company"       Any person which is either a holding
                                         company (whether direct or indirect) or
                                         a
                                         subsidiary company of the relevant
                                         party or a subsidiary company of any
                                         such holding company or is otherwise
                                         directly or indirectly controlled by or
                                         is under the same control, direct or
                                         indirect, or the relevant party

          "the Auditors"                 The auditors for the time being of the
                                         Group

          "A$"                           Argentinean Pesos

          "the Bank Debt"                All monies due and outstanding from any
                                         member of the Group to any bank

          "Business Day"                 Any day (other than Saturday or Sunday)
                                         on which Banks in Argentina are open
                                         for a full range of banking
                                         transactions

          "the Company"                  Lucas Indiel Argentina S.A., T33, F248,
                                         N25, Registro Publico de Commercio of
                                         the Province of San Luis

          "Completion"                   Completion of the sale and purchase
                                         hereby agreed in accordance with clause
                                         6 and the expression "the Completion
                                         Date" shall be construed accordingly

          "the Consideration"            The consideration for the sale of the
                                         Indiel Sale Shares and the Lucas Newco
                                         Shares calculated in accordance with
                                         clause 3

          "consistently applied"         With reference to any particular asset,
                                         liability, income or expenditure, to
                                         the extent not provided to the contrary
                                         in the Accounting

                                         Principles, applied on the bases of
                                         practices and methods consistent with
                                         those used in the preparation of the
                                         Accounts (as defined in Schedule 4
                                         below)

          "the Disclosure Letter"        The letter having the same date as this
                                         Agreement from the Vendor to the
                                         Purchasers qualifying the Warranties

          "the Distribution Agreement"   The distribution agreement in the
                                         agreed terms between Lucas Aftermarket
                                         Operations a division of Lucas Limited
                                         and the Company

          "the "A" Loan Notes"           The A$1.0 'A' Guaranteed Unsecured Loan
                                         Notes in the agreed terms to be issued
                                         by Prestolite Newco

          "the 'B' Loan Notes"           The A$1.0 'B' Guaranteed Unsecured Loan
                                         Notes in the agreed terms to be issued
                                         by Prestolite Newco

          "the 'C' Loan Notes"           The A$1.0 'C' Guaranteed Unsecured Loan
                                         Notes in the agreed terms to be issued
                                         by Prestolite Newco

          "the Loan Notes"               All or any of the 'A' Loan Notes, 'B'
                                         Loan Notes or 'C' Loan Notes

          "EBITDA" Profit before interest and tax but adding back depreciation as calculated and determined in accordance with the provisions of the 'C' Loan Notes and this Agreement

          "the English Sale Agreement"   The meaning attributed to that
                                         expression in the Umbrella Agreement

          "Environment"                  The aggregate of surrounding objects
                                         conditions and influences that
                                         influence the life and habits of human
                                         beings or any other organism or
                                         collection of organisms and
                                         "Environmental" shall have a
                                         corresponding meaning

          "the Environmental Claims"     Save as set out in the Environmental
                                         Indemnity Exceptions Letter any action,
                                         demand, demand letter, claim, notice of
                                         non-compliance or violation, notice of
                                         liability, proceeding, consent order or
                                         consent agreement (including
                                         investigation, corrective and remedial
                                         action costs for works required by any
                                         competent authority or governmental
                                         body of competent jurisdiction) in
                                         respect of any act or omission of any
                                         Group Member prior to Completion
                                         relating in any way to any
                                         Environmental Law, Environmental Permit
                                         or Hazardous Substances or the
                                         generation, transportation, placement,
                                         storage, discharge, treatment, use
                                         and/or disposal by the Company and/or
                                         by any other person of any Hazardous
                                         Substances or other materials the cause
                                         of which arose prior to the Completion
                                         Date in and/or on and/or from, as the
                                         case may be, any site and/or facility
                                         and/or at the

                                         Property SAVE THAT any Environmental
                                         Claims arising from an Environmental
                                         Law not in effect at the date of this
                                         Agreement shall be limited to all costs
                                         of remedial or clean-up action incurred
                                         by the Purchasers or any Group Member
                                         in order to meet the minimum
                                         requirements of any competent authority
                                         and arising in consequence of the
                                         condition of the Property prior to or
                                         at Completion or arising from the
                                         activities of any Group Member or its
                                         predecessors in title at the Property
                                         prior to Completion; for the purposes
                                         of this definition it is agreed that
                                         the expression "remedial and clean-up
                                         action" shall be limited to appropriate
                                         treatment of contaminated material,
                                         whether by destruction, removal,
                                         containment or otherwise but shall not
                                         include costs associated with the
                                         continued operation of Environmental
                                         Permits or the general operational
                                         requirements of the business

          "the Environmental Indemnity   The letter from the Vendor to the
          Exceptions Letter"             Purchasers having the same date as this
                                         Agreement setting out matters which are
                                         relevant for the purposes of liability
                                         under the Environmental Indemnity

          "Environmental Law"            Any statute, legislative or other
                                         measure now in effect or in effect by
                                         the fifth anniversary of
                                         this agreement as is and to the extent
                                         (in accordance with current policy and
                                         practice) or would be and to the extent
                                         (in accordance with the policy and
                                         practice prevailing at that time)
                                         enforced by the relevant statutory
                                         authority following judicial or
                                         administrative interpretation including
                                         any judicial or administrative order,
                                         consent decree or judgment, relating to
                                         pollution or protection of the
                                         environment, health, safety or natural
                                         resources or any other provincial or
                                         local law, as is now in effect or as
                                         may be amended, modified, enacted,
                                         ratified or which otherwise may become
                                         applicable by the fifth anniversary of
                                         this Agreement and the expression
                                         "Environmental Law" shall also include
                                         any statute, legislative or other
                                         measure not in effect by the fifth
                                         anniversary of this Agreement but under
                                         formal consideration at that time by
                                         any competent authority or governmental
                                         body of competent jurisdiction and
                                         which in the light of the circumstances
                                         then prevailing is reasonably likely to
                                         be brought into effect and which is
                                         subsequently brought into full force
                                         and effect (to the intent and effect
                                         that the relevant authorities are
                                         implementing and enforcing the same) by
                                         the sixth anniversary of this Agreement
                                         ("the Potential Legislation") AND IT IS
                                         HEREBY AGREED that the Potential

                                         Legislation may only give rise to an
                                         Environmental Claim if written notice
                                         of such Potential Legislation is given
                                         to the Vendor by the Purchasers on or
                                         before the fifth anniversary of this
                                         Agreement

          "Environmental Permit"         Any permit, approval, identification
                                         number, license or other authorisation
                                         required by any party under any
                                         applicable Environmental Law, bylaws
                                         and/or regulations, as the case may be

          "the Environmental             The indemnity as to environmental
          Indemnity"                     issues contained in clause 8.1.1

          "the Exchange Rate"            The exchange rate applicable for
                                         converting A$ into United States
                                         dollars or, as the case may be, pounds
                                         sterling calculated at the average of
                                         the "bid" and "asked" exchange rate
                                         quoted by Reuters (or a different
                                         independent wire service providing
                                         international spot exchange rates as
                                         agreed by the parties) in New York at
                                         1.00 p.m. on (unless the context
                                         otherwise requires) the day which is
                                         the Business Day before payment of the
                                         amount in question is due or, in the
                                         case of a claim under the Warranties or
                                         Indemnities, on the date on which the
                                         claim is made

          "Fines" Fines and penalties which the Company or any of its subsidiaries becomes liable to pay, to any governmental or regulatory authority or department as a result of a violation by or other non-compliance on the part of the Company or any of its subsidiaries or any of their respective agents for whose acts or omissions the Company or the relevant subsidiary is vicariously liable (or where the Company or its relevant subsidiary is liable to indemnify such agent such amount for which the Company or the relevant subsidiary is liable to pay in indemnification of such agent) of or with any law (including any statutory or regulatory provisions but excluding any Environmental Law) applicable to the Company or the relevant subsidiary at Completion and any other payment in the nature of a fine or penalty which the Company or any of its subsidiaries becomes liable to make to any such authority or department as a result of any such violation or non-compliance where and to the extent that in either or any such event such violation or non-compliance occurred prior to the Completion Date.

          "the First Year"               The year ending on 31st December 1998

          "the Second Year"              The year ending on 31st December 1999

          "the Third Year"               The year ending on 31st December 2000

          "the First Years Accounts"     The profit and loss account of the
                                         Group in respect of the First Year
                                         prepared on a consolidated basis and in
                                         accordance with clause 4

          "the Second Years Accounts"    The profit and loss account of the
                                         Group in respect of the Second Year
                                         prepared on a consolidated basis and in
                                         accordance with clause 4

          "the Third Years Accounts"     The profit and loss account of the
                                         Group in respect of the Third Year
                                         prepared on a consolidated basis and in
                                         accordance with clause 4

          "the Fixed Asset Amount"       A$18,922,000

          "the Fixed Assets"             The fixed assets, including property
                                         plant equipment and being shown for the
                                         purposes of illustration only in the
                                         proforma statement which appears in
                                         schedule 6

          "the Group"                    Together the Company and each other
                                         company details of which are set out in
                                         Schedule 1 Part 2

          "Group Member"                 Any company which is a member of the
                                         Group

          "Hazardous Substances"         Any materials or substances defined or
                                         regulated as toxic or hazardous or as a
                                         pollutant or contaminant or as a
                                         hazardous waste in terms of the
                                         hazardous substance laws and
                                         regulations of Argentina which are
                                         relevant to the location in question
                                         and/or any other applicable national,
                                         provincial and/or local legislation,
                                         bylaws and/or regulations

          "Incremental Cost"             In relation to any repair or
                                         replacement, the cost of performing
                                         such repair or replacing such product
                                         (which shall not for the avoidance of
                                         doubt include an apportionment of any
                                         fixed cost or overhead for which the
                                         relevant Group Member would have been
                                         liable or would have incurred had it
                                         not been obliged to carry out such
                                         repair or replacement) less the net
                                         scrap or core value (as appropriate) of
                                         the replaced product or as the case may
                                         be materials actually recovered by the
                                         relevant Group Member or the Purchasers
                                         after allowing for all costs of
                                         recovery

          "the Capped Indemnities"       All indemnities given by the Vendor
                                         under this Agreement (other than the
                                         Uncapped Indemnities)

          "the Uncapped Indemnities      The indemnities given by the Vendor in
                                         clauses 7.1 and 8.1.3 of this
                                         Agreement, the indemnities dealing with
                                         expenses and the like contained in each
                                         of clauses 5.5.4, 5.6,

                                         5.7, 6.6 and 7.8 and the Taxation
                                         Indemnities

          "the Indemnities"              The Capped Indemnities and the Uncapped
                                         Indemnities taken together

          "the Indiel Option"            The option agreement in the agreed
                                         terms made between the Vendor and PEI
                                         pursuant to which options are granted
                                         over the Indiel Option Shares

          "the Irrevocable Capital       The sum of $3,500,000 provided by the
          Contribution"                  Vendor to the Company by way of
                                         irrevocable capital contribution (to
                                         the intent and effect that the same
                                         shall be and shall be treated as an
                                         accretion to the amount standing to the
                                         credit of the capital and reserves of
                                         the Company)

          "Labour Contingencies"         i) Any payment made to or other costs
                                         incurred in respect of employees (which
                                         expression shall include persons who
                                         are employees for the purposes of
                                         Argentine Law where the Company has
                                         entered into an agreement with an
                                         independent third party whereby it has
                                         created a labour relationship that
                                         falls under the Argentine Labour
                                         Contract Act, as construed and applied
                                         under Argentine Law) of the Company
                                         where the obligation to make such
                                         payment or incur such costs falls on
                                         the Company and arises directly from an
                                         unlawful or negligent act or omission
                                         by any

                                         Group Member prior to Completion (and
                                         then only to the extent that the same
                                         occurred prior to Completion) or from a
                                         breach on the part of any Group Member
                                         of its statutory obligations to
                                         employees where such unlawful or
                                         negligent act or omission or such
                                         breach occurred prior to Completion
                                         (and then only to the extent that the
                                         same occurred prior to Completion) and
                                         which, in any such case, leads to an
                                         obligation to make a payment or to a
                                         liability after Completion on the part
                                         of any Group Member and in respect of
                                         which the Purchaser is able to
                                         demonstrate that, were it not for such
                                         act omission or breach the obligation
                                         or liability would not have arisen, or
                                         would not have been so great; and

                                         ii) any liability of any Group Member
                                         arising in respect of the period prior
                                         to Completion as a direct consequence
                                         of the wrong classification of
                                         personnel as independent contractors

          "Lucas Competitor"             Bosch, Magneti Marelli and Valeo and
                                         any Associated Company of any such
                                         entity

          "the Lucas Group"              LucasVarity and any subsidiary or
                                         subsidiary undertaking of LucasVarity
                                         for the time being but excluding the
                                         Group and Lucas Newco

          "the Lucas Loan"               The sum of A$5million due from the
                                         Group to
                                         the Vendor or another member
                                         of the Lucas Group on loan account at
                                         Completion

          "Lucas Newco"                  Lucas Argentine Holdings, Inc. a
                                         Delaware corporation. Further details
                                         of Lucas Newco are set out in Schedule
                                         2

          "the Other Sale Agreements"    The South African Sale Agreement, the
                                         English Sale Agreement (as each such
                                         expression is defined in the Umbrella
                                         Agreement) and the LAO Sale and
                                         Transition Agreement, one of the
                                         Ancillary Agreements (as defined in the
                                         Umbrella Agreement)

          "the Other Warranties and      The Warranties and Capped Indemnities
          Other Capped Indemnities"      on the part of the relevant vendor
                                         contained in each of the Other Sale
                                         Agreements

          "PEI"                          Prestolite Electric Incorporated, a
                                         Delaware Corporation

          "Prestolite Newco"             Prestolite Newco, Inc., a Delaware
                                         Corporation

          "the Property"                 The property specified in Schedule 3
                                         (and, if more than one, each such
                                         property) and each and every part of
                                         such property

          "the Provisional               the sum of A$270,000
          Consideration"

          "the Purchasers"               PEI and Prestolite Newco taken together

          "the Purchasers' Group"        The Purchasers, any subsidiary or
                                         subsidiary undertaking of either of
                                         them, any holding company of either of
                                         them and any subsidiary or subsidiary
                                         undertaking of such holding company

          "the Purchasers' Counsel"      Brobeck Phleger & Harrison LLP of One
                                         Market Plaza Spear Street Tower San
                                         Francisco CA 94105 and Allende & Brea
                                         of Maipu 1300, 1006 Buenos Aires,
                                         Argentina

          "Rights" Collectively a) the right to any dividend declared by the Company in cash or in kind that has not been distributed on Completion b) all rights arising from revocable or irrevocable capital contributions made by the Vendor to the Company prior to or on Completion which at Completion have not been capitalised (or the capitalisation of which has not yet been approved by the respective shareholders meetings of the Company c) all the capital of the Company subscribed to by the Vendor before Completion and not issued at Completion d) all credits and capital of the Company and rights (whether actual or contingent) convertible into capital of the Company that the Vendor may have against the Company at completion e) all rights to subscribe to capital increases of the Company which may be outstanding at Completion and f) all other rights relating to the Indiel Sale Shares as of Completion

          "the Sale Agreements"          The meaning attributed to that phrase
                                         in the Umbrella Agreement

          "the Indiel Shares"            The 7,739,663 shares in the capital of
                                         the Company registered in the name of
                                         the Vendor (as detailed in Schedule 1
                                         part 1)

          "the Indiel Sale Shares"       1,393,139 of the Indiel Shares to be
                                         sold by the Vendor to PEI pursuant to
                                         this Agreement

          "the Indiel Option Shares"     6,346,524 of the Indiel Shares to be
                                         the subject of the Indiel Option

          "the Lucas Newco Shares"       The entire issued share capital of
                                         Lucas Argentine Holdings, Inc. such
                                         shares being registered in the name of
                                         the Vendor

          "Shared IP"                    Except as specifically described in and
                                         licensed to the Company or any Group
                                         Member by any of the Ancillary
                                         Agreements all intellectual property
                                         rights (whether registered or
                                         unregistered) other than trade marks
                                         owned by the Vendor or any other member
                                         of the Lucas Group and used by the
                                         Company or any Group Member and also
                                         used by the Vendor or another member of
                                         Lucas Group in relation to its
                                         business, subsisting in any part of the
                                         world including service marks, designs,
                                         design rights, copyright (whether in
                                         computer programs or not) patents (and
                                         all applications in respect of any of
                                         the foregoing);

          "the Shareholders Funds"       The aggregate (calculated at Completion
                                         in accordance with clause 3 and shown
                                         by the Final Completion Statement) of
                                         the amount of the issued share capital
                                         of the Company plus or minus the amount
                                         standing to the credit or debit of the
                                         Company's consolidated reserves
                                         excluding the Tax Receivable as defined
                                         in the 'A' Loan Note but including for
                                         the avoidance of any doubt the sum of
                                         A$7,000,000 capitalised as a
                                         consequence of the shareholders meeting
                                         held on 28th November 1997 which sum is
                                         shown for illustration only as
                                         "additional paid in capital in the
                                         proforma balance sheet set out in
                                         Schedule 6 and the Irrevocable Capital
                                         Contribution

          "the Taxation Indemnities"     The Deed of Tax Indemnity in the agreed
                                         terms

          "the Taxation Warranties"      The warranties contained in paragraph
                                         18 of the Warranties

          "the Umbrella Agreement"       An agreement dated the same date as
                                         this Agreement relating to, inter alia,
                                         the transaction contemplated by this
                                         Agreement made between Lucas Industries
                                         plc and others (1) Prestolite Electric
                                         Limited and Others (2) and PEI Holding
                                         Inc (3) in the agreed terms

          "the Vendor"                   Lucas Industries plc , registered
                                         number 54802

          "the Vendor's Solicitors"      Eversheds of 10 Newhall Street,
                                         Birmingham B3 3LX

          "the Vendor's Argentine        Negri, Teijeiro & Incera of Av.
          Counsel"                       Corrientes 316, 4th Floor, 1314 Buenos
                                         Aires, Argentina

          "the Warranties"               The warranties, representations and
                                         undertakings set out or referred to in
                                         clause 5 and Schedule 4;

    1.2 references to any statute or statutory provisions will, unless the context otherwise requires, be construed as Argentinean statutes or statutory provisions and as including references to any earlier statute or the corresponding provisions of any earlier statute, whether repealed or not, directly or indirectly amended, consolidated, extended or replaced by such statute or provisions, or re-enacted in such statute or provisions, and to any subsequent statute or the corresponding provisions of any subsequent statute in force at any time prior to Completion directly or indirectly amending, consolidating, extending, replacing or re-enacting the same, and will include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provisions which are in force prior to Completion;

    1.3 references to persons will be construed so as to include bodies corporate, unincorporated associations and partnerships;

    1.4 references to a document being "in the agreed terms" will be construed as references to that document in the form agreed and initialled by or on behalf of the Vendor and the Purchasers;

    1.5 references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the
          Schedule in which such references appear;

    1.6 the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

    1.7 the headings to the clauses of this Agreement and to the paragraphs of the Schedules (save for the headings in Schedules 1 and 2) will not affect its construction;

    1.8 all obligations of the Purchasers under this Agreement are joint and several;

    1.9 where in this Agreement there is an obligation in favour of the Purchasers the same shall be an obligation owed to them together as if they were one person (and accordingly an obligation to pay them a sum of money shall be an obligation in favour of them together and not to pay such sum to each of them);

    1.10 for the purposes of this Agreement a company is a "subsidiary" of another company, its "holding company" if that other company:-

          1.10.1 holds a majority whether directly or indirectly of the voting rights in it; or

          1.10.2 is a member of it and has the right to appoint or remove a majority of its board of directors; or

          1.10.3 is a member of it and controls whether directly or indirectly alone or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; and

    1.11 for the purposes of this Agreement the expression "subsidiary undertaking" shall have the meaning attributed to that expression in the Companies Act 1985 (legislation of England)

2.   SALE AND PURCHASE
     -----------------

     2.1  The Vendor will sell and:

          2.1.1       Prestolite Newco will buy the Lucas Newco Shares;

          2.1.2       PEI will buy the Indiel Sale Shares; and

          2.1.3       PEI will buy the Lucas Loan

     2.2 Each of the Lucas Newco Shares and the Indiel Sale Shares will be sold and bought with all Rights, including for the avoidance of doubt the benefit of the Irrevocable Capital Contribution.

     2.3 The Purchasers will not be obliged to complete the purchase of any of the Lucas Newco Shares or the Indiel Sale Shares or the Lucas Loan unless the purchase of all of them is completed simultaneously.

3.   CONSIDERATION
     -------------

     3.1  The purchase price for:

          3.1.1       the Lucas Newco Shares is

                      3.1.1.1 A$1 (but subject to adjustment in accordance with this clause 3 if clause 3.12.2 applies); and

                      3.1.1.2 the issue and allotment to the Vendor of the 'A' Loan Notes, the 'B' Loan Notes and the 'C' Loan Notes;

          3.1.2 the Indiel Sale Shares is A$270,000 (but subject to adjustment in accordance with this clause 3); and

          3.1.3       the Lucas Loan is A$3,587,000

     3.2 On Completion the Purchasers shall pay to the Vendor in cash the Provisional Consideration, shall pay the consideration for the Lucas Loan as referred to in clause 3.1.3 and shall discharge or procure that the Group discharges the Bank Debt.

     3.3 The following provisions shall apply regarding the calculation of the Shareholders Funds, namely:

          3.3.1 The Vendor shall, in conjunction with local management of the Group, and the Purchasers procure that

                      3.3.1.1 (unless the Vendor and the Purchasers agree to the contrary) on the day of Completion there is carried out a stock-take (in the manner set out in the Accounting Principles); and

                      3.3.1.2 immediately following Completion there is undertaken a review of the assets and liabilities (excluding the Fixed Assets) of each Group Member;

                      for the purposes of ascertaining the data to which the Accounting Principles shall be consistently applied in order to prepare the statements that are contemplated as being prepared in accordance with this clause 3 and so as to determine the Shareholders Funds.

          3.3.2 Each of the Vendor and the Purchasers shall be entitled to have several representatives present at any stock-take; neither shall be entitled, in the absence of manifest error, to raise any objection as to the correctness of any data relating to the quantities and descriptions of the items the subject of the stocktake if no representative of the relevant party attends such stocktake.

          3.3.3 The Purchasers will on and after Completion allow the Vendor full access to all properties occupied by any Group Member and occupied by any other member of the Purchaser's Group for the purposes of the business carried on by the Group all relevant employees and all records, information and other documentation to enable the Vendor to carry out and complete such stock-take, (if the same is not completed before Completion) and review and to prepare the draft Completion Statement defined and referred to in clause 3.4. In particular but without limitation to the foregoing the Purchasers will grant and procure that there is granted to the Vendor access to and the services of Jose Rocca for all purposes of this clause 3, including, without limitation, the ascertainment of Shareholders Funds pursuant to this clause 3.

          3.3.4 The Shareholders Funds shall be determined in accordance with the Accounting Principles consistently applied. If and to the extent any matter arises which is not dealt with in the Accounting Principles the same shall be determined on a basis which is consistent with the Accounts (as defined in schedule 4) or in the event of a new issue not dealt with in the Accounts in accordance with generally accepted accounting principles in the UK; in either event materiality shall be determined in relation to the Group.

          3.3.5 For the purposes of determining Shareholders Funds a sum equal to the Fixed Asset Amount shall be attributed to the Fixed Assets, and the Tax Receivable as defined in the 'A' Loan Note shall not be treated as an asset of the Company. For the avoidance of doubt the sum of A$7,000,000 capitalised as a consequence of the shareholders meeting held on 28 November 1997 and the Irrevocable Capital Contribution shall be shown as assets of the Company.

          3.3.6 The provisions of clause 7.12 shall be reflected in the Final Completion Statement with regard to pensions. No other provision with regard to pensions shall be made.

     3.4 Within 45 days following Completion the Shareholders Funds shall be ascertained by the Vendor and the Vendor shall serve a written statement ("the draft Completion Statement") on the Purchasers within such period relating to the Group showing the amounts attributable to Shareholders Funds calculated in accordance with clause 3.3. Such draft Completion Statement shall also show the sum due to or from the Purchaser having regard to the provisions of clauses 3.12 and 3.13 below and the amount of the Provisional Consideration paid by the Purchaser on Completion. All sums in the draft Completion Statement shall be expressed in A$.

     3.5 Subject to the provisions of clause 3.3, the Completion Statement shall adopt the format set out in the pro forma statement which appears set out in Schedule 6.

     3.6 Unless the Purchasers shall notify the Vendor within 30 days after its receipt of the draft Completion Statement that it does not accept and agree that its contents have been prepared in accordance with the provisions of this Agreement then the Purchaser shall be deemed to have accepted and agreed the contents of the draft Completion Statement for the purposes of this Agreement. Unless the Vendor shall otherwise agree, any such notification on the part of the Purchaser shall specify in reasonable detail the matters in dispute.

     3.7 If within the aforesaid period of 30 days the Purchasers shall notify the Vendor in writing that they do not accept and agree that the contents of the draft Completion Statement have been prepared in accordance with the provisions of this Agreement then the Purchasers and the Vendor shall endeavour to reach agreement upon adjustments to the draft Completion Statement to meet the Purchasers' objections. For the avoidance of any doubt any matters not objected to in writing within the 30 day notice period referred to in clause 3.6 above shall be deemed agreed by the Purchasers.

     3.8 If the Vendor and the Purchasers are unable to reach agreement as aforesaid within 21 days of receipt by the Vendor of the last notification of objection validly served under clause 3.7 or within such later time as the Vendor and the Purchasers may agree then any matters not so resolved shall be submitted to an independent accounting firm of international reputation mutually acceptable to the Vendor and the Purchasers or in default of agreement between them within 7 days after the expiration of such 21 day period or further period agreed by the Vendor and the Purchasers to be selected at the instance of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales ('the Independent Accountant') for final resolution in accordance solely and exclusively with this Agreement, the Accounting Principles consistently applied and the provisions of clause 3.3.4. Such submission shall be in the form of written statements of position by the Vendor and the Purchasers, as well as an opportunity to respond to such written statements and any request for statements or information from the Independent Accountant. The Vendor and the Purchasers shall allow the Independent

          Accountant full access to all relevant accounting and other records of the Group, the Property and all relevant employees as it shall require for the purpose of giving its determination hereunder. The Vendor and the Purchasers shall co-operate to procure that the Independent Accountant is able to reach its decision as to any matter referred to it as expeditiously as possible. If the Independent Accountant determines that the resolution of a disputed item requires an interpretation of law then the Independent Accountant may request an independent law firm of national standing in Argentina chosen by it to render a legal opinion as to such matter. Such opinion shall in the absence of manifest error be final and binding. The Independent Accountant shall act as an expert and not as an arbitrator and shall be directed by the Vendor and the Purchasers to make its determination as soon as possible after the matter in dispute is submitted to it and such determination shall be final and binding upon the parties hereto. In giving its determination the Independent Accountant shall also adjust the draft Completion Statement if required to reflect the decision of the Independent Accountant. The costs of such Independent Accountant's review (including reasonable lawyer's fees, if any) shall be borne by the party or parties in inverse proportion to their success in the resolution of the dispute between them.

     3.9 For the purposes of this Agreement the expression "the Final Completion Statement" shall mean:

          3.9.1 the draft Completion Statement which the Purchasers are deemed to have accepted and agreed pursuant to clause 3.6 or with which the Purchasers indicate their acceptance and agreement within the 30 day period referred to in clause
                      3.6 whereupon (in either event) the contents of the same shall become and be final and binding on the Vendor and the Purchasers for the purposes of this Agreement; or

          3.9.2 the draft Completion Statement bearing any adjustment made pursuant to clause 3.7, if clause 3.7 applies and agreement is reached between the Vendor and the Purchasers as contemplated therein whereupon the contents of the same shall become and be final and binding on the Vendor and the Purchasers for the purposes of this Agreement; or

          3.9.3 the draft Completion Statement as agreed by the Independent Accountant or, as the case may be, any revised Completion Statement produced by the Independent Accountant as contemplated by clause 3.8 whereupon (in either event) the contents thereof shall become and be final and binding upon the Vendor and the Purchasers for the purposes of this Agreement.

     3.10 For the purposes of determining the Shareholders Funds and all other matters contemplated as being determined in this Agreement by reference to the Final Completion Statement, the Final Completion Statement and the contents thereof shall (save in the case of manifest error) be final and binding on the Vendor and the Purchasers.

     3.11 Any costs incurred by the Purchasers, the Vendor, Lucas Newco or any member of the Group in acting in the manner contemplated by this clause 3 including, without limitation, any professional costs and expenses shall be borne by the Purchasers or the Vendor as appropriate save as contemplated by clause 3.8 if that clause applies. It is agreed and declared that in any event no provision for such costs (including any costs incurred by the Group) shall be contained in the Final Completion Statement.

     3.12 If the Shareholders Funds agreed or ascertained in accordance with clause 3:

          3.12.1 are less than A$28,556,000 the Vendor shall pay to or otherwise reimburse the Purchasers the deficiency ("the Deficiency") in accordance with clause 3.13 together with interest under clause 3.14;

          3.12.2 are more than A$28,556,000 the Purchasers shall pay to the Vendor the excess in cash within 5 days of such agreement or ascertainment together with interest under clause 3.14 by way of further consideration for the Lucas Newco Shares.

     3.13 If clause 3.12.1 applies (to the intent and effect that the Vendor is liable to pay to or otherwise reimburse the Purchasers the Deficiency) the Vendor shall :

          3.13.1 firstly agree that the monies payable to the Vendor pursuant to the Indiel Option shall be reduced to the extent of the Deficiency to the intent and effect that the price of the shares referred to in the Indiel Option shall be reduced accordingly but so that the price for the shares referred to therein shall not be less than A$1; and to the extent that the Deficiency has not been satisfied

           3.13.2 secondly reimburse to PEI the Deficiency minus the sums reimbursed or otherwise dealt with pursuant to clause
                      3.13.1 from the A$270,000 paid by PEI in respect of the Indiel Sale Shares; and to the extent the Deficiency has not been satisfied

           3.13.3 finally pay to the Purchasers the balance in cash within 5 days of reaching agreement in respect of or otherwise ascertaining the amount of the Shareholders Funds in accordance with this clause 3

      3.14 The Vendor shall pay to the Purchasers or the Purchasers shall pay to the Vendor (as the case may be) interest on any sum due under clause
           3.12 at the rate per annum which is 2% above Barclays Bank plc's base lending rate from time to time, such interest to accrue from day to day from the Completion Date until the due date for payment in accordance with the foregoing provisions of this clause 3 Provided always that to the extent that the Vendor is liable under clause 3.12 in respect of the Deficiency and the amount thereof is set off against and so reduces the price payable in respect of the Indiel Option Shares (pursuant to clause 3.13.1) no interest shall arise or be payable in respect of such amount.

      3.15 The following provisions shall apply regarding the payments to be made:

           3.15.1 all sums due from the Purchasers to the Vendor under this Agreement shall be paid in United States Dollars to the Vendor by way of telegraphic transfer to the following account:-

                      Name:                Lucas Limited

                      Bank:                Barclays Bank Plc
                      Branch:              Northern Payment Centre
                                           Salford

                      Sort Code:           20-54-78
                      Account No:          78352511

                      or to such other account as the Vendor may hereafter nominate in writing to the Purchasers;

           3.15.2 all sums due from the Vendor to the Purchasers under this Agreement shall be paid in United States Dollars to the Purchasers by way of telegraphic transfer to the following account:

                      Name:                Prestolite Electric Incorporated
                      Bank:                Comerica Bank

                      Branch:              Detroit MI; USA
                      ABA:                 072000096
                      Account No:          1850-49735-3

                      or to such other account as the Purchasers may hereafter nominate in writing to the Vendor;

          3.15.3 any sums due under this clause 3 expressed in A$ shall be converted into United States Dollars at the Exchange Rate.

     3.16 All payments which may be made or be due to or by the Vendor by or to the Purchasers shall subject to the foregoing provisions of this clause 3 be made free and clear of all rights of set-off, counterclaim or any other withholding.

4.   RELEVANT MATTERS FOR THE LOAN NOTES
     -----------------------------------

     4.1 The Purchasers covenant with the Vendor that during the period commencing on Completion and ending on the date on which the Third Years Accounts have been certified as fairly reflecting the situation of the Group by the Auditors the Purchasers will procure that none of the following will occur in respect of any Group Member:

          4.1.1       any material change in its trade or business;

          4.1.2 the sale or other disposal of the whole or any material part of its undertaking or assets;

          4.1.3 except in circumstances where the relevant company is insolvent the presentation of a petition for its liquidation or the passing of any resolution for its winding-up where such petition is presented or resolution passed by the Purchasers or any member of the Purchasers' Group;

          4.1.4 the transfer or other disposal of the legal or any other interest in the whole or any part of its issued share capital (apart from a nominee shareholding), or the allotment or issue of any shares, or the grant of any option or right to subscribe for shares, or any other alteration or reorganisation in respect of its share capital as a consequence of which the Company would cease to be the holding company whether direct or indirect of each Group Member;

         4.1.5 the giving of any guarantee, indemnity or security in respect of the obligations of any person other than the Company or any Group Member or a member of the Purchasers' Group;

         4.1.6 any material transaction with any member of the Purchasers' Group which is not at arm's length;

         4.1.7 the taking of any action which may interfere with or be detrimental to the ability of the Group to maximise EBITDA

         Provided always that but without prejudice to any provision of either the 'A' Loan Notes or 'B' Loan Notes (so that their provisions are and will remain unaffected by the following provisions of this clause 4) the restrictions contained in clauses 4.1.1, 4.1.2 and 4.1.7 shall not apply if and only if the Purchasers are able to demonstrate to the reasonable satisfaction of the Vendor that the overriding and principal purpose of the act which would otherwise constitute a breach of such provisions is in the best commercial interests of the Group and is reasonably necessary to secure the financial position of the Group going forward and that an incidental but unintentional result of the same is a deleterious effect on EBITDA and, in the case of an act which would otherwise be a breach of clause 4.1.2 only the purchaser of the undertaking or assets concerned gives assurances to the reasonable satisfaction of the Vendor to ensure that the Vendor's position in respect of the Loan Notes is appropriately secured and protected including without limitation the purchaser assuming the relevant obligations of Prestolite Newco under this Agreement and under the 'C' Loan Notes

    4.2

         4.2.1 In light of the provisions of the Loan Notes but without prejudice to any of their respective provisions, the Purchasers shall, and shall procure that each Group Member shall, treat the Vendor fairly and shall act in good faith with regard to the interests of the Vendor;

         4.2.2 Without prejudice to the generality of the foregoing and without prejudice to any provision of either the 'A' Loan Notes or 'B' Loan Notes (so that their provisions are and will remain unaffected by the following provisions of this clause 4) the Purchasers shall not and shall procure that no Group Member shall participate in the implementation of any scheme, arrangement or transaction or otherwise take any steps the effect of which is to diminish EBITDA in any year, reduce the amount which would otherwise be payable under any of the Loan Notes or otherwise frustrate or defeat the provisions of those Notes and the intent and spirit which lies behind them provided always that the Vendor accepts that nothing contained in this clause 4.2.2 shall prevent the taking of any steps the effect and the only effect of which would be to diminish EBITDA thereby reducing the amount which would otherwise be payable under the 'C' Loan Notes if the Purchasers are able to demonstrate to the reasonable satisfaction of the Vendor that the overriding and principal purpose of the act which would otherwise constitute a breach of this clause 4.2.2 is in the best commercial interests of the Group and is reasonably necessary to secure the financial position of the

                     Group going forward and that an incidental but unintentional result of the same is a deleterious effect on EBITDA;

         4.2.3 Without prejudice to any other provision of this Agreement and the rights of the Vendor thereunder where the Purchasers participate or any Group Member participates in the implementation of any scheme, arrangement or transaction the effect of which is to diminish EBITDA in any year or reduce the amount which would otherwise be payable under the 'C' Loan Notes or otherwise takes any action which may interfere with or be detrimental to the ability of the Group to maximise EBITDA the Vendor and the Purchasers will negotiate in good faith with a view to agreeing an appropriate adjustment to EBITDA or another appropriate arrangement so that the Vendor is compensated for any loss it suffers as a consequence of such participation or action

   4.3 The Purchasers indicate that it is planned to effect the merger of Prestolite Newco with and into the Company on the basis that (a) the Company is the survivor of such merger (b) the Company shall pursuant to such merger assume the obligations of Prestolite Newco under the Loan Notes and (c) the effects and/or costs of such merger are not included in any determination of the Company's obligations under such Notes (including any calculation of EBITDA). The Vendor agrees that, subject to it being satisfied as to the final documentation produced by the Purchasers to achieve such merger, that the effects thereof are as set out above and that its interests are not otherwise prejudiced (including without limitation receipt by the Vendor of confirmation that the guarantee contained in the Umbrella Agreement in respect of the Loan Notes remains in place and unaffected and the benefits of the VAT promotional regime enjoyed by the Company will not be lost or otherwise prejudiced), it will consent to such merger being implemented but that consent shall be without prejudice to the Vendor's rights under the 'A' Loan Notes and 'B'

         Loan Notes whose provisions are and shall remain unaffected by the provisions of this clause 4.3.

   4.4 The Purchasers shall procure that as soon as reasonably practicable following the end of each of the First Year, the Second Year and the Third Year and in any event within 45 days of the end of each such year the Company will prepare and deliver to the Vendor a draft of the First Years' Accounts, the Second Years Accounts or the Third Years Accounts as the case may be and in each case together with a calculation of EBITDA in each such year extracted from the First, Second or Third Years Accounts as relevant. All sums shall be expressed in A$. The First Years Accounts, Second Years Accounts and Third Years Accounts as the case may be shall be prepared except to the extent contemplated to the contrary in the calculation of EBITDA (and the Purchasers shall procure that the same shall be prepared) by the Company in respect of the year in question in accordance with the Accounting Principles consistently applied. If and to the extent that any matter arises which is not dealt with in the Accounting Principles, the same shall be determined on a basis consistent with the Accounts (as defined in Schedule 4) or in the event of a new issue not dealt with in the Accounts in accordance with generally accepted accounting principles in the United Kingdom. In any event there shall be established and the Purchasers shall procure that there is established the Restructuring Reserve (as defined in the 'C' Loan Note).

   4.5 Unless the Vendor shall notify the Purchasers within 30 days after its receipt of the draft First Years Accounts, Second Years Accounts or Third Years Accounts as the case may be (together with in each case the calculation of EBITDA) that it does not accept and agree that the same have been prepared in accordance with the provisions of this Agreement (and in the case of the calculation of EBITDA with the 'C' Loan Note) then the Vendor shall be deemed to have accepted and agreed the contents of such Accounts and calculations for the purposes of this Agreement. Unless the Purchasers shall otherwise agree, any such notification on the part of the Vendor shall specify in reasonable detail the matters in dispute.

   4.6 If within the aforesaid period of 30 days the Vendor shall notify the Purchasers in writing that it does not accept and agree that the contents of the relevant Accounts and the calculation of EBITDA have been prepared in accordance with the provisions of this Agreement (and in the case of the calculation of EBITDA with the 'C' Loan Note) then the Vendor and the Purchasers shall endeavour to reach agreement upon adjustments to the relevant Accounts and calculations to meet the Vendor's objections. For the avoidance of any doubt any matters not objected to in writing within the 30 day notice period referred to in clause 4.5 above shall be deemed agreed by the Vendor.

   4.7 If the Vendor and the Purchasers are unable to reach agreement as aforesaid within 21 days of receipt by the Purchasers of the last notification of objection validly served under clause 4.6 or within such later time as the Vendor and the Purchasers may agree then any matters not so resolved shall be submitted to an independent accounting firm of international reputation mutually acceptable to the Vendor and the Purchasers or in default of agreement between them within 7 days after the expiration of such 21 day period or further period agreed by the Vendor and the Purchasers to be selected at the instance of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales ("the Independent Accountant") for final resolution in accordance solely and exclusively with this Agreement, the Accounting Principles consistently applied, the provisions of clause 4.4 and the 'C' Loan Note. Such submission shall be in the form of written statements of position by the Vendor and the Purchasers, as well as an opportunity to respond to such written statement and any request for statements or information from the Independent Accountant. The Vendor and the Purchasers shall allow the Independent Accountant full access to all relevant accounting and other records of the Group, all relevant premises occupied by the Group and all relevant employees as it shall require for the purpose of giving its determination hereunder. The Vendor and the Purchasers shall co-operate to procure that the Independent Accountant is able to reach its decisions as to any matter referred to it as expeditiously as possible. If the Independent Accountant determines that the resolution of a disputed item requires an interpretation of law then the Independent Accountant may request an independent law firm of national standing in Argentina chosen by it to render a legal opinion as to such matter. Such opinion shall in the absence of manifest error be final and binding, The Independent Accountant shall act as an expert and not as an arbitrator and shall be directed by the Vendor and the Purchasers to make its determination as soon as possible after the matter in dispute is submitted to it and such determination shall be final and binding upon the parties hereto. In giving its determination the Independent Accountant shall also adjust, where relevant, the relevant Accounts and calculation of EBITDA if required to reflect the decision of the Independent Accountant. The costs of such Independent Accountant's review (including reasonable lawyer's fees, if any) shall be borne by the party or parties in inverse proportion to their success in the resolution of the dispute between them.

    4.8 For the purposes of this Agreement, EBITDA which shall be relevant for the purposes of clause 3 of the 'C' Loan Note shall be:

         4.8.1 the calculation of EBITDA which the Vendor is deemed to have accepted and agreed pursuant to clause 4.5 or with which the Vendor indicates its acceptance and agreement within the 30 day period referred to in clause 4.5 whereupon (in either event) the contents of the same shall become and be final and binding on the Vendor and the Purchasers for the purposes of this Agreement; or

         4.8.2 the calculation of EBITDA bearing any adjustment made pursuant to clause 4.6 if clause 4.6 applies and agreement is reached between the Vendor and the Purchasers as contemplated therein whereupon the contents of the same shall become and be final and binding on the Vendor and the Purchasers for the purposes of this Agreement; or

         4.8.3 the calculation of EBITDA as agreed by the Independent Accountant or, as the case may be, any revised calculation of EBITDA produced by the Independent Accountant as contemplated by clause 4.7 whereupon (in either event) the contents thereof shall become and be final and binding upon the Vendor and the Purchasers for the purposes of this Agreement.

     4.9 For the purposes of determining EBITDA and all sums due in respect thereof under clause 3 of the 'C' Loan Note by reference to EBITDA, EBITDA which is relevant ( as contemplated by clause 4.8 above) shall (save in the case of manifest error) be final and binding on the Vendor and the Purchasers.

     4.10 Any costs incurred by the Purchasers, the Vendor, Lucas Newco or any member of the Group in acting in the manner contemplated by this clause 4 including, without limitation, any professional costs and expenses shall be borne by the Purchasers or the Vendor as appropriate save as contemplated by clause 4.7 if that clause applies. It is agreed and declared that in any event no provision for such costs (including any costs incurred by the Group) shall be contained in any calculation of EBITDA.

     4.11 The Vendor and its professional advisers shall have such access and the Purchasers shall grant and procure that such access is granted to the Vendor and its professional advisers to the books and accounts of each Group Member and such other relevant information and at such times as shall be requested by the Vendor to enable the Vendor to assess the calculations referred to in the foregoing provisions of this clause 4 or otherwise to assess the position generally in respect of the Loan Notes (including compliance by the Purchasers with their obligations under this clause 4).

     4.12 The Purchasers shall cause the Company to comply with all its obligations under the tax incentive regimes provided for by Laws 21,608 and 22,201 and their implementing regulations and shall carry out and take all necessary steps and file all documentation which may be necessary for the Company to obtain recognition of credits in the amount of the Tax Receivable as defined in each of the 'A' Loan Notes and 'B' Loan Notes by the Argentine tax authorities. The Purchasers shall also cause the Group to appoint Deloitte Haskins and Sells as its tax adviser and representative for the purposes of making any such filings and will not change, and will procure that no member of the Group changes, its tax adviser without the prior written consent of the Vendor such consent not to be unreasonably withheld or delayed in the case of a request to change (where such request is made no earlier than twelve months after Completion) to Coopers & Lybrand.

     4.13 Whilst any of the Loan Notes shall remain in issue:

          4.13.1 the Purchasers shall deliver, and shall procure that there is delivered within 15 Business Days of the end of each calendar quarter management accounts (prepared on a consolidated basis) of the Group such management accounts to be in the same form as delivered to the Purchasers or any member of the Purchasers' Group; and

          4.13.2 the Vendor shall be entitled to require the Purchasers to deliver to it whatever information regarding the state of affairs and financial position and prospects of the Group as the Vendor may reasonably require.

5.   WARRANTIES
     ----------

     5.1  The Vendor:-

          5.1.1 warrants to the Purchasers in the terms of the Warranties, provided however that the Vendor shall be released from the effect of the Warranties to the extent of the disclosures fairly disclosed in the Disclosure Letter;

          5.1.2 agrees that the Purchasers are entering into this Agreement in reliance on each of the Warranties;

          5.1.3 undertakes that, in the event of any claim being made against the Vendor whether under the Warranties or otherwise in connection with the sale of either the Indiel Sale Shares or the Lucas Newco Shares to the Purchasers, or either of them the Vendor will not (save in the case of fraud or wilful concealment) make any claim against any Group Member or against any director or employee of any Group Member, on which or on whom the Vendor may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter.

     5.2 Each of the Warranties will be construed as a separate Warranty and will not be limited or restricted by reference to, or inference from, the terms of any other Warranty or any other term of this Agreement.

     5.3 The Vendor shall be released from the effect of the Warranties (but not the Indemnities) to the extent that the Purchasers or either of them is aware at the date of this Agreement of any matters, events or circumstances (whether the same are learned by any investigation or enquiry made by or on behalf of the Purchasers into the Company or any subsidiary of the Company) and which matters, events or circumstances would but for this clause 5.3 constitute a breach of any of the Warranties. For the purpose of this clause the Purchasers' awareness shall be determined by reference only to the actual knowledge of Mr.

          Kim Packard and Mr. Ken Cornelius of PEI and of the Purchasers' professional advisers (including the Purchasers' lawyers, Coopers & Lybrand, pensions advisers and environmental consultants) in respect of the matters the subject of this Agreement.

     5.4 Any claim the Purchasers may have in respect of the Warranties or the Indemnities shall sound in damages only, subject to the provisions of this clause 5, and accordingly the Purchasers shall not have the right to cancel this Agreement or treat it as having been repudiated by the Vendor by reason of there having been any breach of such Warranties or a claim by the Purchasers under any Indemnity.

     5.5 The Purchasers hereby agree and acknowledge that notwithstanding anything to the contrary contained in this Agreement the Warranties and certain of the Indemnities (as defined below) are subject to the following:

          5.5.1 no claim shall be capable of being made unless it shall be notified in writing to the Vendor

                      5.5.1.1 in the case only of a claim for breach of the Environmental Indemnity on or by the seventh anniversary of the date of this Agreement; or

                      5.5.1.2 in the case only of a claim for breach of any of the Taxation Warranties and/or under the Taxation Indemnities on or by the date on which the relevant statute of limitations would apply so as to prevent the making of the claim in question against the relevant member of the Group which would give rise to the obligation on the part of the Vendor to indemnify hereunder; or

                      5.5.1.3 in the case only of a claim made under the provisions of any of clauses 7.1, 7.2 or clause
                               8.1.3 on or by the sixth anniversary of the date of this Agreement; or

                      5.5.1.4  in the case only of a claim made under clause
                               8.1.2 on or by the date on which the relevant statute of limitations would apply so as to prevent the making of the claim in question against the relevant member of the Group which would give rise to the obligation on the part of the Vendor to indemnify hereunder; or

                      5.5.1.5 in the case of a claim for breach of any of the remaining Warranties on or before 31 March 1999;

                      and any such claim which has been made shall (if it has not been previously satisfied settled or withdrawn) be deemed to have been withdrawn at the expiration of 6 months from the date on which the claim so notified when aggregated with all other claims under this Agreement and under the Other Sale Agreements exceeding (Pounds)5,000, exceeds (Pounds)150,000 unless prior to such expiration legal proceedings in respect thereof shall have been issued and served on the Vendor;

          5.5.2 the aggregate liability of the Vendor under this Agreement and the Other Sale Agreements in respect of all breaches of the Warranties and claims under the Capped Indemnities shall not when aggregated with the liability of the persons defined as the Vendor in each of the Other Sale Agreements in respect of all breaches of the Other Warranties and Other Capped Indemnities exceed a sum equal to (Pounds)12 million;

          5.5.3 the Vendor shall not be liable in respect of any single claim brought by the Purchasers for a breach of the Warranties, and claims under the Capped Indemnities, under the Taxation Indemnities or under clause 8.1.3 arising out of a single event (provided that for the purposes of this clause 5.5.3 liability in respect of a series of claims arising out of the same subject matter shall be aggregated together as if such claims were one claim) if the liability in respect of such claim would not exceed (Pounds)5,000 (five thousand pounds). The Vendor shall be liable in respect of each and any claim for a breach of the Warranties or under the Capped Indemnities or under the Taxation Indemnities or under clause 8.1.3 in respect of which the liability of the Vendor exceeds (Pounds)5,000 (five thousand pounds) only if the liability of the Vendor for that claim, all other such claims exceeding (Pounds)5,000 and all other such claims made under the Other Sale Agreements in respect of all breaches of the Other Warranties and Other Capped Indemnities would in aggregate exceed (Pounds)150,000 and in that event the Vendor shall only be liable for the excess;

          5.5.4 if any matter arises or gives rise to any claim under the Warranties or the Indemnities the Purchasers shall as soon as reasonably practicable (and in any event within such time as shall enable the Vendor to lodge or answer any appropriate appeal or claim ) give notice in writing to the Vendor giving such details of the matter in respect of which the claim is made as are at that time known to the Purchasers or either of them and (on the basis of the facts then known to the Purchasers or either of them) the bona fide estimated liability in respect thereof and where the claim arises by reason of a claim made against the Purchasers or either of them and/or the Company or any other Group Member by a third party the Purchasers shall not seek to settle or compromise the matter and shall (if relevant) procure that the Company or relevant Group Member does not seek to settle or compromise the same without the written consent of the Vendor (which consent shall not be unreasonably withheld or delayed) and shall take such reasonable action as the Vendor may require to avoid, resist, contest and/or compromise any such claim on the basis that the Vendor shall be responsible for and shall bear all the reasonable costs and expenses of the Purchasers or the Company or the relevant Group Member in taking such action and in addition shall to the extent that the same shall not have been borne by the Vendor directly indemnify the Purchasers against the same and against all legal costs incurred by or awarded against the Purchasers as a direct result thereof;

          5.5.5 no claim in respect of any breach or breaches of any of the Warranties or under the Indemnities shall be made to the extent that provision or reserve in respect of the subject matter thereof has been made or the subject matter thereof is otherwise taken account of or reflected as part of the calculations in

                      5.5.5.1 the preparation of the Final Completion Statement; or

                      5.5.5.2 in the calculation of EBITDA and then in such case only to the extent that in consequence of such taking account or reflection the Vendor has received no payment (or a reduced payment) under the "C" Loan Notes in circumstances where the Vendor would have received such a payment (or an increased payment) had the claim in question not arisen or the amount thereof not been reflected in the calculation of EBITDA;

          5.5.6 the Vendor shall not be liable for any claim arising as a result of a breach of Warranties:

                      5.5.6.1 or under the Indemnities if such claim would not have arisen but for anything voluntarily done or omitted to be done by the Purchasers or either of them, any member of the Purchasers' Group, the Company or any subsidiary of the Company or any of its or their employees, agents or successors in title after Completion outside the ordinary course of business and which the Purchasers or either of them, any member of the Purchasers' Group, the Company or any other member of the Group or its or their employees agents or successors in title were aware or ought reasonably to have been aware could give rise to a claim; or

                      5.5.6.2 or the Indemnities to the extent that such claim relates to any loss for which the Purchasers or either of them or any member of the Purchasers' Group or the Company or any of its subsidiaries is indemnified by insurance (but only to the extent of the amount of the proceeds actually received from any applicable insurance policy) and the Purchasers agree to pursue and to procure that there is pursued all and any claims which there may be under or in respect of any policy of insurance which relates or may relate to the subject matter of the claim in question and to provide to the Vendor such evidence as the Vendor may reasonably require of having done so.

     5.6 Where the Purchasers or either of them or any member of the Purchasers' Group or the Company or any subsidiary of the Company is at any time entitled to recover from a third party (other than as contemplated in clause 5.5.6.2) any amount in respect of any matter giving rise to a claim under the Warranties or the Indemnities or under any other provisions of this Agreement the Purchasers shall take and shall procure that there is taken all reasonable steps to enforce any rights of recovery that the Purchasers or either of them or any member of the Purchasers' Group or the Company or any of its subsidiaries may have against any third party in respect of the subject matter of the claim and the Purchasers or the Company or relevant subsidiary or relevant member of the Purchasers' Group shall be indemnified by the Vendor against all reasonable costs and expenses including all legal costs incurred by it or them in doing so. In the event that the Purchasers or either of them or the Company or any of their subsidiaries or any member of the Purchasers' Group shall receive any amount from such third party, the amount of the claim against the Vendor shall be reduced by the amount recovered less where not already paid all such reasonable costs and expenses incurred by either Purchaser, the relevant member of the Purchasers' Group or the Company or any relevant subsidiary Provided always that:-

          5.6.1 any failure by the Purchasers to comply with such undertaking in respect of any matter giving rise to a claim under the Warranties or the Indemnities or otherwise under this Agreement shall not affect in any way any liability of the Vendor which liability shall not be conditional upon the Purchasers' compliance with this undertaking save that the Vendor shall be entitled (to the extent that it is entitled as a matter of law so to say) to say that the Purchasers have not mitigated their or its loss or the Vendor shall have a right of action or other claim against the Purchasers for breach of the provisions of this clause 5.6; and

          5.6.2 in respect of any matter giving rise to a claim under the Warranties or the Indemnities or otherwise under this Agreement if the Purchasers allege that any steps which the Vendor requires it or either of them to take or to procure are taken are unreasonable then the Purchasers shall seek counsel's opinion (such counsel to be of at least ten years standing and from a law firm of international standing in Argentina) the identity of whom shall be agreed upon by the Vendor and the Purchasers and, failing such agreement, within three days after the date on which the agreement is demanded shall be determined by the President for the time being of the Centro Empresarial de Mediacion y Arbitraje (who may be instructed by either the Vendor or the Purchasers to make the nomination at any time after the expiry of that three day period). In respect thereof the Purchasers shall instruct counsel in writing (or if such instructions are to be given orally then the Vendor shall be entitled to be present at and to contribute to the giving of such instructions) and provide a copy of a draft of such instructions before submission to counsel and incorporate the Vendor's comments thereon. Counsel shall be asked to advise whether, on the basis of the instructions given to him and the information then made available to him the action sought by the Vendor should be taken on the basis that, on the balance of probabilities, the relevant claim against the third party stands a reasonable prospect of success and the parties shall follow the advice given in such opinion save that nothing herein shall prevent or otherwise restrict the ability of the Vendor to argue (if such an argument is as a matter of law open to it) that the Purchasers or the entity entitled to the benefit of the claim have or has failed to mitigate their or its loss.

     5.7 If the Vendor pays at any time an amount pursuant to a claim in respect of any Warranty or under any Indemnity or under any of the other provisions of this Agreement and the Purchasers or either of them or any member of the Purchasers' Group and/or the Company or any of their subsidiaries subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim the Purchasers shall take and shall procure that there is taken all reasonable steps to enforce such recovery subject to being indemnified by the Vendor against all reasonable costs and expenses including all legal costs incurred in doing so. The Purchasers shall forthwith upon the making of any such recovery (whether by either of them, any member of the Purchasers' Group or any member of the Group and after deducting the costs incurred by the Purchasers or either of them or the relevant member of the Purchasers' Group as contemplated by this clause to the extent that the Vendor has not indemnified the Purchasers and/or the relevant member of the Purchasers' Group and/or the Company or relevant subsidiary for such costs) repay to the Vendor so much of the amount paid by the Vendor in respect of the claim in question as does not exceed the sum recovered from such other person.

     5.8 Without prejudice to the foregoing provisions of this clause 5 before the Purchasers or either of them or any Group Member makes any payment or offers any other remedy or takes any other remedial or corrective action in respect of any matter for which it is entitled to an indemnity or to otherwise make a claim against the Vendor under or pursuant to the provisions of this

          Agreement or under the Taxation Indemnities, the Purchasers shall and shall procure that the Company (and, if relevant, each of its subsidiaries) gives a reasonable opportunity and reasonable assistance to the Vendor to verify and, if appropriate, remedy the defect, default or omission or other matter giving rise to the claim for indemnity or other remedy in question.

     5.9 For the purposes only of determining the applicability of the monetary thresholds contained in sub-clauses 5.5.2 and 5.5.3 any claim under the Warranties, the Capped Indemnities the Taxation Indemnities and/or under clause 8.1.3 which is denominated in A$ shall be converted into pounds sterling at the Exchange Rate prevailing at in the case of sub clause 5.5.2 the date on which the claim is paid and in the case of sub clause 5.5.3 at the date of claim.

     5.10 Payment or satisfaction by the Vendor of any claim under any one particular paragraph of the Warranties and/or under any Indemnity shall to the extent of such payment or satisfaction satisfy and preclude any other claim which is capable of being made in respect of the same subject under another particular paragraph of the Warranties or under another particular Indemnity. If and to the extent that the Purchasers and/or any member of the Purchasers' Group and/or any Group Member recovers any sum under any provision of this Agreement, including under the Indemnities, the amount of any claim which the Purchasers or any Group Member may have in respect of the same subject matter shall be reduced or eliminated accordingly.

     5.11 If any potential claim shall arise by reason of a liability of the Company or any subsidiary of the Company being contingent only or is otherwise not capable of being quantified then the Vendor shall not be under any obligation to make any payment pursuant to such claim until such time as the contingent liability ceases to be contingent and becomes capable of being quantified as the case may be.

     5.12 Notwithstanding any of the provisions contained in this clause 5 or elsewhere in this Agreement, the Purchasers shall not be entitled to cancel this Agreement as a consequence of any breach of any Warranty.

     5.13 Save as specifically provided in this Agreement the Vendor gives no warranties or representations whether express or implied.

     5.14 Where under this Agreement the Vendor is liable to the Purchasers or either of them or any Group Member under any of the Indemnities (other than the Environmental Indemnity) the Vendor shall for the avoidance of any doubt only be liable to the extent that the liability relates directly to acts or omissions prior to Completion and not to the extent that the liability relates directly to acts or omissions after Completion

6.   COMPLETION
     ----------

     Subject to and on the basis contemplated by the Umbrella Agreement, the sale and purchase of the Lucas Newco Shares and the Indiel Sale Shares shall take place as provided for in the Umbrella Agreement at the offices of the Vendor when:

     6.1 the Vendor will produce and deliver to the relevant Purchasers with respect to each Group Member (except where the context specifically provides to the contrary):

          6.1.1 duly executed transfers of the Lucas Newco Shares or as the case may be the Indiel Sale Shares in favour of the relevant Purchaser (or as it will direct) together with all relevant share certificates in the possession of the Vendor together with such waivers and consents as the relevant Purchaser may require to enable the relevant Purchaser and its nominee(s) to be registered as the holders of the shares in question;

          6.1.2 duly executed transfers of any shares in any Group Member (other than the Company) not held by the Company;

          6.1.3 the written resignations of John Charles Plant, Julio Ernesto Curuchet, David Underwood and Francisco Alejo Lopez Lecube as directors of the Company, Alejandro Martin de Achaval and Eduardo Luis Vivot as alternate directors of the Company and of Gustavo Hector Bunge as syndic of the Company and the written resignation of Francisco Alejo Lopez Lecube as alternate director of Equipos Originales S.A. and Jovsa S.A.;

          6.1.4 the certificates of incorporation, by-laws, all amendments thereto, evidence of all filings and registrations with the Office of Corporations -Public Registry of Commerce, all receipts of annual corporate tax fees, change of name, and the statutory books and registers (all entered up to date) of each Group Member;

          6.1.5 all deeds and documents relating to the title of the Group to the Property (except where such deeds and documents are held by any Bank);

          6.1.6 all papers, books, records, keys, cheque books, credit cards and other property (if any) of each member of the Group which are in the possession or under the control of the Vendor or any other person who resigns as an officer of the Company in accordance with this clause 6;

          6.1.7 a legal opinion issued by the Vendor's Argentine Counsel as to the existence and good standing of each Group Member in the agreed terms; and

          6.1.8 appropriate resolutions to change the bank mandate of the Company;

      6.2 the Vendor will:

          6.2.1 deliver to the Company (with a copy to PEI) the letter notifying the transfer of the Indiel Sale Shares to PEI pursuant to Article 215 of Law No 19,550;

          6.2.2 procure the Company to enter the name of PEI in the register of shareholders of the Company as the registered holder of the Indiel Sale Shares;

          6.2.3 deliver to PEI a resolution of the statutory syndics of the Company which are in full force and effect as of Completion appointing new members of the Board of Directors nominated by the Purchaser as directors of the Company;

          6.2.4 deliver to Prestolite Newco all books and records relating to Lucas Newco including all documentation relating to all actions taken prior to Completion relating to the restructuring of the Vendor's interest in the Company which have involved Lucas Newco;

          6.2.5 deliver certificates representing all the outstanding shares of Lucas Newco together with duly executed stock powers in proper form and any other documentation reasonably requested by the Purchasers' Counsel in order to evidence the transfer of such shares of Lucas Newco;

          6.2.6       deliver to PEI the Tax Indemnities duly executed; and

          6.2.7 procure that the Board of the Company revokes all existing powers of attorney such revocation to become effective 45 calendar days after Completion;

     6.3  the Purchasers shall pay to the Vendor, in accordance with clause
          3.15.1 a sum equal to the Provisional Consideration and the price for the Lucas Loan (as contemplated by clause 3.1.3) and Prestolite Newco shall issue and allot to the Vendor the Loan Notes; the Provisional Consideration shall be paid on account of the Consideration but the Provisional Consideration, the price for the Lucas Loan and the Loan Notes shall be so paid or, as the case may be, issued and allotted subject to the terms of the Umbrella Agreement (regarding Effective Completion);

     6.4 the Purchasers shall procure that as soon as possible after Completion each member of the Group takes all steps as are legally required of it to change its corporate name to a name which does not incorporate the word or name 'Lucas' and the Purchasers shall provide to the Vendor such evidence and give to the Vendor such undertakings in this regard as the Vendor shall reasonably require;

     6.5 the Purchasers will at or as soon as practicable after Completion use reasonable endeavours to procure the release of the Vendor and any other member of the Lucas Group from the guarantees specifically identified in the Disclosure Letter for the purposes of this provision and will indemnify and keep indemnified the Vendor (for itself and for and as trustee for and/or as agent for and for the benefit of each other member of the Lucas Group) and each other member of the Lucas Group against any liability (including costs, damages and expenses) which the Vendor or any other member of the Lucas Group may suffer under or in relation to such guarantees; provided however that this clause 6.6 shall be without prejudice to, and the indemnity so given by the Purchasers shall not extend to any matter giving rise to, any claim against the Vendor for breach of the Warranties; (i) where those obligations or liabilities are reflected in the management accounts of a Group Member or in the Final Completion Statement; or (ii) the obligations or liabilities are or were incurred in the ordinary course of business; and

     6.6 subject to the provisions of clause 6.8 the Vendor will at or as soon as practicable after Completion use its reasonable endeavours to procure the release of each Group Member from all guarantees given by any of them in respect of the obligations of other members of the Lucas Group and will in the meantime indemnify and keep indemnified the Purchasers against any liability which the Purchasers or any Group Member may suffer or incur under or in relation to such guarantees;

     6.7  the Vendor and PEI will enter into the Indiel Option;

     6.8 the Purchasers shall provide to the Vendor in form and substance satisfactory to the Vendor a full and effective release in favour of the Vendor and each member of the Lucas Group from all of its or their respective obligations howsoever arising with respect to the Bank Debt or in the absence of such a release repay or procure that there is repaid and discharged in full the Bank Debt;

     6.9 the Purchaser will indemnify and keep the Vendor (for itself and for and as trustee for and/or as agents for and for the benefit of each other Member of the Lucas Group) indemnified against any liability (including costs damages and expenses) which the Vendor or any other member of the Lucas Group may suffer in respect of any claim which may be made against the Vendor or any other Member of the Lucas Group which, whether directly or indirectly relates to or otherwise arises out of any obligations or liabilities of any Group; and

     6.10 the Purchasers shall deliver to the Vendor certificates of the Secretary of State of Delaware as to the good standing of each of PEI and Prestolite Newco in such jurisdiction.

7.   SPECIFIC INDEMNITIES AND OTHER SPECIAL PROVISIONS RELATING TO TAX AND
     ---------------------------------------------------------------------
     PENSIONS
     --------

     7.1 The Vendor covenants to pay to the Purchasers an amount equal to the amount of any relief or credit from or against value added tax which was taken into account in computing (and so reducing or eliminating) any provision for value added tax which appears or which would have appeared but for such provision in the accounts of the Group where:-

          7.1.1 such relief or credit was made available to any Group Member in respect of promotional incentives in the Province of San Luis;

          7.1.2 such relief or credit was utilised in either of the financial periods or years of the Group ended on 31st January 1997 and/or 1998;

          7.1.3 such relief or credit is lost or withdrawn as a direct consequence (and only as a direct consequence) of the transaction the subject of this Agreement provided always that the liability of the Vendor in respect of any claim made by the Purchasers under this clause 7.1 shall be limited:

                      7.1.3.1 in the case of a loss of relief or credit in respect of the period which ended on 31st January 1997 to A$1.850m; and

                      7.1.3.2 in the case of a loss of relief or credit in respect of the year which ends on 31st January 1998 to A$1.619m,

          Provided always that the indemnity contained in this clause 7.1 shall not apply if and to the extent that any relief or credit so lost or withdrawn (and which would but for the proviso to this clause 7.1, have been the subject of any indemnity in favour of the Purchasers) shall reduce the amount of the Closing Date Tax Receivable as defined in the 'B' Loan Note.

     7.2 If the tax incentive regimes provided for by Laws 21,608 and 22,201 are withdrawn by the Argentine Government on or before 31 December 2000, the Vendor covenants with the Purchasers to pay to the Purchasers an amount equal to the amount of tax that would have been saved by the Company in respect of the accounting years of the Company ending on 31 December 1998, 31 December 1999 and (if the condition in clause 7.3 is met) 31 December 2000 by utilising the tax credits available under such regime.

     7.3 The condition referred to in clause 7.2 is that the amount of principal paid to the Vendor under the "A" Loan Notes and the "B" Loan Notes exceeds A$6,300,000 at the date of withdrawal of the regimes.

     7.4 The maximum liability of the Vendor under the covenant in clause 7.2 in respect of the accounting years of the Company ending 31 December 1998 and 31 December 1999 is A$3,600,000 in respect of the accounting year of the Company ending on 31 December 1998, and A$2,700,000 in respect of the accounting year of the Company ending on 31 December 1999.

     7.5 The maximum liability of the Vendor under the covenant in clause 7.2 in respect of the accounting year of the Company ending on 31 December 2000 is the lesser of A$1,900,000 and the amount by which the principal paid to the Vendor under the "A" Loan Notes, the "B" Loan Notes and the "C" Loan Notes exceeds A$6,300,000.

     7.6 The due date in respect of each payment to be made under clause 7.2 is the later of twenty (20) Business Days following written notification of the liability from the Purchasers to the Vendor and the last date on which the Company is obliged to pay the tax that would have been saved to the Argentine tax authorities, without incurring interest or penalties for late payment.

     7.7 Upon either of the Purchasers or any Group Member becoming aware of any claim relevant for the purposes of this clause 7 the Purchasers shall as soon as reasonably practicable (and in any event within such time as shall enable the Vendor to lodge any appropriate appeal with any relevant authority) give notice of any such claim to the Vendor but such notice shall not be a condition precedent to the liability of the Vendor for the purposes of this clause 7.

     7.8 Subject to the provisions of this clause 7 the Purchasers shall take and shall procure that the Group and each relevant Group Member (at the Vendor's expense and provided that the Vendor agrees to indemnify the relevant Group Member to the reasonable satisfaction of the Purchasers against all losses costs damages and expenses) including interest on overdue taxation which may be incurred thereby) takes such action and gives such information and assistance in connection with its affairs as the Vendor may reasonably and promptly request to avoid resist appeal against or compromise any notice or demand, assessment letter or other document issued or action taken by or on behalf of any taxation authority relevant for the purposes of this clause 7 including but not limited to applying to postpone (so far as legally possible) the payment of any taxation and/or allowing the Vendor to undertake at the Vendor's own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the claim in question.

     7.9 The Vendor shall keep the Purchasers fully informed of all matters pertaining to any dispute, appeal, negotiations or other proceedings conducted by or at the request of the Vendor pursuant to the foregoing provisions of this clause 7 and shall provide the Purchasers with copies of correspondence and other documents pertaining thereto.

     7.10 The Purchasers shall not agree and shall procure that no Group Member agrees any matter which is likely to affect the liability (whether actual or contingent) of the Vendor under this clause 7 without the prior written approval of the Vendor.

     7.11 Without prejudice to any other provision of this Agreement the Vendor and its professional advisers shall have such access and the Purchasers shall grant and procure that the same is granted to the Vendor and its professional advisers to the books and accounts of each Group Member and such other information and at such times during normal business hours as shall be requested by the Vendor to enable the Vendor to assess and verify its potential liability under the provisions of this clause 7.

     7.12 The Final Completion Statement will include a liability of A$1,929,000 in respect of the nine (9) beneficiary Executive Pension Loan (the "Special Pension Plan"). At any time prior to the third anniversary of Completion, the Purchasers shall be entitled to request that the Vendor assume all liability under the Special Pension Plan. Upon such request, the Vendor shall assume such liability, and in consideration for such assumption of liability by the Vendor, the Purchasers or their designee shall pay to the Vendor an amount of money, based upon an actuarial valuation by Mercers on a similar basis (including the same interest rates) to that under which the above amount of A$1.929m was calculated. The Purchasers hereby agree that they will not take, and they will procure that no Group Member voluntarily takes, any action which would increase the liability under the Special Pension Plan without the Vendor's consent and, in particular, but without limitation will not create a position similar to that formerly occupied by Senor Narcisso Martin. The Purchasers agree that they will take, and will procure there is taken, all reasonable steps requested by the Vendor, to resist any increase in benefits or liability under the Special Pension Plan.

     7.13 The indemnities referred to in this clause 7 shall be limited in accordance with, and shall be subject to, the provisions of clause 5 of this Agreement.

8.   SPECIFIC INDEMNITIES - OTHER MATTERS
     ------------------------------------

     8.1 The Vendor shall indemnify the Purchasers, the Company and each of its subsidiaries and their respective officers, directors, employees, agents, successors and assigns (each an "Indemnified Person") with respect to and hold each of them harmless from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorney's, consultants' and arbitration fees and expenses, and, in respect of Environmental Claims only, any corrective or remedial action costs) directly suffered, incurred or sustained by an Indemnified Person or to which an Indemnified Person becomes subject resulting from, arising out of or relating to any of the following:

          8.1.1       Environmental Claims;

          8.1.2       Fines;

          8.1.3       Labour Contingencies.

     8.2 The Environmental Indemnity shall be limited in accordance with, and shall be subject to, the provisions of clause 5 of this Agreement.

     8.3 Any sum due from the Vendor to the Purchasers or any Group Member under the Environmental Indemnity or clause 9 of the Environmental Indemnity Exceptions Letter shall be paid within twenty-eight days of notice of:

          8.3.1 completion of any remedial and clean-up action undertaken by the Purchasers or any Group Member;

          8.3.2 the Purchasers or any Group Member incurring the cost of the remedial and clean-up action carried out by any person other than the Purchasers or any Group Member; or

          8.3.3 the date of payment of any liabilities to third parties, fines or awards (and all expenses incurred in connection therewith);

          PROVIDED THAT:

          any claim by the Purchasers or any Group Member under the Environmental Indemnity or Clause 9 of the Environmental Indemnity Exceptions Letter shall:

          8.3.4 state which item of either the Environmental Indemnity or the Environmental Indemnity Exceptions Letter it relates;

          8.3.5 include such details and information as is reasonably required by the Vendor of the nature and extent of the claim;

          8.3.6 include evidence that the expenditure to which the claim relates has been properly and reasonably incurred by the Purchasers, a Group Member or such third party contracted by the Purchasers or a Group Member; and

          8.3.7 be submitted as soon as possible after the date the expenditure was incurred and in any event within 3 months of the Purchasers or the relevant Group Member having received an invoice in respect of such expenditure incurred.

     8.4 In respect of any claim under the Environmental Indemnity or clause 9 of the Environmental Indemnity Exceptions Letter the Purchasers shall permit and shall procure that each Group Member permits the Vendor or persons authorised by it to inspect the works and to inspect and take copies of all reports, books, accounting records and vouchers which are relevant in relation to the claim with the Purchasers or, as the case may be, the relevant Group Member answering or procuring that there are answered promptly and fully all reasonable questions raised by Vendor.

     8.5 Subject to the provisions of this Agreement (but only until a date three years following the date of Completion), the Vendor agrees to pay up to a maximum of US $159,300 towards the cost of the items listed in Schedule 2 of the Environmental Indemnity Exceptions Letter.

     8.6 In the event of any circumstances arising which do or may give rise to any Environmental Claims and which fall within the terms of the Environmental Indemnity, the Purchasers shall not except as required by any applicable law make any public statement regarding such circumstances without the prior written consent of the Vendor such consent not to be unreasonably withheld or delayed.

     8.7 Before the Vendor (or as the case may be the Purchaser) ("the Indemnified Party") makes any payment or offers any other remedy to a third party in respect of matters for which the Indemnified Party is entitled to an indemnity from the other of them ("the Indemnifier") under the terms of this clause 8 or any other indemnity contained in this Agreement the Indemnified Party shall give a reasonable opportunity to the Indemnifier, to verify and, if appropriate, at the Indemnifier's sole cost remedy the default, defect, omission or other matters giving rise to the claim in question subject always to such third party allowing the same.

9.   PURCHASERS ASSURANCES
     ---------------------

     9.1 The Purchasers warrant to the Vendor (for itself and in each case as trustee for and/or as agent for and on behalf of each other member of the Lucas Group) and, for the benefit of, each other member of the Lucas Group that the Purchasers has or have the necessary corporate power and authority and all authorisations approvals consents and licences required by the Purchasers have been unconditionally and irrevocably obtained and are in full force and effect to permit the Purchasers to enter into and perform this Agreement and this Agreement has been duly authorised by the Purchasers and constitutes a valid and binding obligation of each of them.

     9.2 The Purchasers acknowledge to and agree with the Vendor (both for itself and in each case as trustee for and as agent for and for the benefit of and on behalf of each other member of the Lucas Group and for the benefit of each of their respective officers employees and advisers and as trustee and agent for and for the benefit of such officers employees and advisers) that:

          9.2.1 the invitation to them by or on behalf of the Vendor to consider the purchase of the Company (together with its subsidiaries) and the provision of information relating to it and them its and their respective financial positions or prospects was made by or on behalf of the Vendor and accepted by the Purchasers and this Agreement was entered into on the basis that neither the Vendor nor any member of the Lucas Group nor any of the Vendor's or any member of the Lucas Group's officers employees and advisers has or have made or makes any representation or warranty (other than as set out in the Warranties) as to the accuracy or completeness of such information or accepts any duty of care in relation to the Purchasers in respect of the provision of such information and save as contemplated by the Warranties (as qualified by the Disclosure Letter) or in the case of representations made fraudulently by the Vendor or otherwise as is expressly provided in this Agreement none of such person shall be under any liability to the Purchasers in the event that, for whatever reason, such information is or becomes inaccurate incomplete or misleading in any particular; and

          9.2.2 the Purchasers have had independent legal and financial advice relating to the purchase of the Indiel Sale Shares and the Lucas Newco Shares and to the terms of this Agreement and the documents to be executed pursuant hereto including the terms of this clause.

     9.3  The Purchasers hereby warrant and represent to the Vendor that:

          9.3.1 the Purchasers are both corporations duly organised and validly existing and each of them has all requisite corporate power and authority to own, lease and operate its properties and business as presently conducted and to enter into and perform its obligations under this Agreement;

          9.3.2 the execution, delivery and performance of this Agreement by each Purchaser and the consummation by each Purchaser of the transactions contemplated hereby has been duly authorised by all requisite corporate action on the part of each Purchaser. This Agreement has been duly executed and delivered by each Purchaser, and constitutes the legal valid and binding obligation of each Purchaser, is enforceable against each Purchaser in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and subject to general principles of equity;

          9.3.3 each Purchaser is entitled to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification except where the failure so to qualify would not have a material adverse effect on its business, assets or financial condition;

          9.3.4 neither the execution nor the delivery of this Agreement by either Purchaser nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of any of the provisions of or constitute a default under the charter, bylaws or memorandum or articles of association of either Purchaser as amended to date or except as would not have a material and adverse effect on its business assets or financial condition constitute a breach or event of default under any agreement, mortgage, indenture, lease or other instrument to which each or either Purchaser is a party or by which each or either Purchaser or its property is bound or results in the violation of any law, rule, regulation, order, judgment or decree to which either Purchaser or its property is subject;

          9.3.5 to the best of the knowledge of each Purchaser no consent, approval or authorisation of or declaration of filing with any governmental authority is required on the part of either Purchaser in connection with the execution, delivery or performance of this Agreement. No approval, consent or authorisation of any lender, lessor or any other person is required in order for either Purchaser to consummate the transactions contemplated by this Agreement.

     9.4 Except to the extent contemplated by any other provision of this Agreement the Purchasers undertake to the Vendor for itself and as trustee for and as agent for and on behalf of each other member of the Lucas Group that neither of them will and each will procure that neither the Company nor any of its subsidiaries will at any time after Completion hold itself out as a Subsidiary of or otherwise connected with the Lucas Group (other than by virtue of having been so connected prior to Completion save that any such holding out in this regard shall cease on the first anniversary of this Agreement or at such time as is contemplated by the Ancillary Agreements, if so contemplated) and that except and to the extent contemplated by any of the Ancillary Agreements forthwith following Completion there is deleted from all printed material including (without limitation) stationery catalogues brochures sales material and (if relevant) from electronic media such as internet sites and telephone listings and (if relevant) from signage at any property occupied for the purposes of the

          Group and from motor vehicles used by the Group all references to the name or mark "Lucas" and/or "CAV" and/or "LucasVarity" and/or the Lucas Group diagonal flash.

     9.5 Without prejudice to the generality of the provisions of clause 9.4 but subject also to those provisions and except to the extent contemplated by the Ancillary Agreements or any other provision of this Agreement the Purchasers undertake to the Vendor (who for this purpose contracts both for itself and for and on behalf of each other member of the Lucas Group) and for the benefit of each other member of the Lucas Group that neither of them will and each will procure that no member of the Group whether directly or indirectly and in any capacity whatsoever uses in connection with any business the name or mark "Lucas" and/or "CAV" and/or "LucasVarity" and/or the Lucas Group diagonal flash or any colourable imitation thereof.

     9.6 The Purchasers hereby covenant with the Vendor and (as a separate and independent covenant) with the Vendor as trustee and/or as agent for and for the benefit of each other member of the Lucas Group that except to the extent (if any) required by law neither of them will and each will procure that no member of the Purchasers' Group will at any time after Completion disclose or make public any secret or confidential or professional or financial or commercial information concerning the Lucas Group and not relating to the Company or any of its subsidiaries which it has learned by reason of the Company or such subsidiaries or any of them being owned by the Vendor and save as aforesaid will not and will procure that no member of the Purchasers' Group will use to the detriment of any member of the Lucas Group any information which the Company or any subsidiary of the Company has obtained in confidence in the course of or as a result of such ownership provided always, however, that the provisions of this clause
          9.6 shall cease to apply to any information which is already in or which falls into the public domain otherwise than by reason of a breach of this provision.

     9.7 The Purchasers acknowledge to the Vendor for itself and as trustee for and as agent for and for the benefit of each member of the Lucas Group the ownership by the Lucas Group of the names and/or mark "Lucas" and/or "CAV" and/or "LucasVarity" and/or the Lucas Group diagonal flash and hereby acknowledge that notwithstanding any arrangements operating between the Vendor and the Purchasers in respect of the period following Completion all and any goodwill in the names of Lucas and/or CAV and/or LucasVarity and/or the Lucas Group diagonal flash belongs to and remains vested in the Lucas Group.

     9.8 The Vendor agrees that Lucas Newco shall be permitted to retain the word "Lucas" as part of its corporate name (but Lucas Newco shall not be permitted to use the name "Lucas" for any other purpose whatsoever) for whichever is the shorter of a period of one month after the date on which the Indiel Option Shares are acquired by the Purchaser (if they are) and the date on which Lucas Newco first begins to trade. On the expiry of such period or, as the case may be, on such date the provisions of clause 6.4 shall mutatis mutandis apply as if Lucas Newco were a member of the Group. Save to the extent and only to the extent as aforesaid the preceding provisions of this clause 9 continue to apply.

10.  ENTIRE AGREEMENT
     ----------------

     This Agreement, the Umbrella Agreement, the Other Sale Agreements, the Ancillary Agreements and the documents referred to in it and them (including without limitation the Associated Documents but excluding the Memorandum as defined in the Umbrella Agreement) (collectively "the Transaction Documents" and individually "a Transaction Document"), contain the whole agreement between the parties relating to the transactions contemplated by such Transaction Documents and any other transactions or matters related to them and supersede all previous agreements between the parties relating to these transactions. The Memorandum shall not constitute a Transaction Document. Each of the parties to this Agreement being also a party to any of the other Transaction Documents acknowledges that it has not relied on any pre-contractual representations warranties or other assurances save for the Warranties (as defined in this Agreement and the Other Sale Agreements) the Purchaser Assurances (as contained in this Agreement, the Umbrella Agreement and the Other Sale Agreements) and the Vendor Assurances (as contained in the English Sale Agreement) and otherwise as expressly set out in any of the Transaction Documents. Each party hereby agrees that it shall have no remedy against any other party for any negligent or innocent misrepresentation made by such other party in relation to such transactions prior to the Transaction Documents being entered into except to the extent that the same shall have been incorporated in any of such Transaction Documents as a warranty representation or indemnity in which case any claim in relation to the same shall be only on the basis of a breach of the relevant Transaction Document or under the relevant indemnity provision. Nothing in this clause 10 shall relieve any party from any liability for representations made fraudulently.

11.  PRODUCT WARRANTY EPIDEMIC
     -------------------------

     11.1 In this clause 11:

          11.1.1 "Product Liability" means liability in respect of death, personal injury, physical damage to property (other than to the products themselves) caused by a defect in any product manufactured assembled or repaired refurbished serviced sold or supplied (or caused by a failure to carry out servicing properly) prior to the Completion Date by a Group Member;

         11.1.2 "Warranty Liability Claim" means a claim (other than a claim in respect of Product Liability) asserting in relation to a product manufactured, assembled, repaired, refurbished, serviced, sold or supplied prior to the Completion Date by a Group Member, that it is or was or will become faulty or defective or does not or did not or will not comply with any warranty or representation expressly or impliedly made, or with any applicable regulations, standards or requirements in respect thereof, and in respect of which the following conditions are also satisfied namely :

                     (i) the claim is made within the contractual warranty period applicable to the supply (or repair, service or refurbishment) of the product in question and prior to 31st March 1999, and the Purchasers bona-fide and reasonably believe it to be a claim which the Group Member is legally liable to meet; or

                     (ii) the claim is made either before or after the expiry of the contractual warranty period applicable to the supply (or repair, service or refurbishment) of the product in question and prior to 31st March 1999 and the Purchasers (having consulted with the Vendor) bona-fide and reasonably believe applying the same or substantially the same investigatory routines and judgmental criteria as were applied by the relevant Group Member during the period of one year before the Completion Date :

                     (a) that it is a claim which, because of the size of the particular order, the importance of the customer to the Group Member, or otherwise, it is necessary for the relevant Group Member to meet in whole or in part in order to preserve the goodwill of the Group Member; and

                     (b) that in the case where the particular customer or a similar customer had previously made a similar claim of comparable size against a Group Member whilst that Group Member was part of the Lucas Group, that Group Member would have dealt with the claim in substantially the same way;

        11.1.3      "Notifiable Claim" means :

                    (i) a series of Warranty Liability Claims (whether made before or after or partly before and partly after the Completion Date) resulting from substantially the same fault (whether of design, manufacturing technique or process, workmanship or materials) in relation to one or more products (so that all such products are affected by substantially the same fault) ("the affected products"); or

                    (ii) the existence of a state of affairs (whether before or after the Completion Date) which is likely to lead to a series of Warranty Liability Claims within (i), whether or not a Warranty Liability Claim or Claims are actually made;

                    where in either case in relation to the affected products the Warranty Cost in respect of the Warranty Liability Claims met and to be met becomes and/or exceeds (Pounds)40,000 calculated at the exchange rate applicable from A$ to (Pounds)sterling (calculated at the average of the 'bid' and 'asked' exchange rate quoted by Reuters in New York at 1.00 pm on the date of the claim);

        11.1.4      "Warranty Cost" means:

                    (i) in the case of affected products which are repaired the Incremental Cost to the relevant Group Member of performing the repair;

                    (ii) in the case of affected products which are replaced the Incremental Cost to the relevant Group Member of the replacement products and the installation thereof; and

                    (iii) all other customer costs which the relevant Group Member, manufacturer or supplier (as the case may be) is contractually obliged to meet under the warranty in question.

     11.2 In the event that after the Completion Date but prior to 31st March 1999 a Group Member shall be notified in writing by a customer of a new Warranty Liability Claim which when aggregated with all Warranty Liability Claims previously made in respect of the affected products (to the intent and effect that the product in respect of which the new Warranty Liability Claim is made and the products in respect of which all other Warranty Liability Claims are or have been made all suffer from substantially the same fault) is also a Notifiable Claim, the Purchasers shall promptly notify and procure that the relevant Group Member promptly notifies the Vendor in writing of the relevant circumstances insofar as these are known to the Purchasers or the relevant Group Member and prior to accepting any such new Warranty Liability Claim allow the Vendor to investigate the facts surrounding the Warranty Liability Claims met and to be met by the Purchasers, the cause thereof, the Warranty Cost incurred or likely to be incurred in relation thereto and to make representations to the Purchasers and the relevant Group Member thereon, all of which the Vendor will do promptly. The Purchaser shall take into account such representations in making its decision whether or not to accept such Warranty Liability Claim, which decision shall be reasonable.

     11.3 The Purchasers shall and shall procure that each Group Member shall notify the Vendor on receipt of any Warranty Liability Claim(s) which they reasonably believe may become Notifiable Claims. In respect of such claims so notified the Purchaser shall and shall procure that the relevant Group Member shall before accepting the Warranty Liability Claim allow the Vendor to investigate the Warranty Liability Claim in question, the cause thereof, the likely Warranty Cost in relation thereto and to make representations to the Purchasers and the relevant Group Member thereon. The Purchaser shall take into account such representations in making its decision whether or not to accept such Warranty Liability Claim, which decision shall be reasonable.

     11.4 The Vendor shall from time to time, subject to the Purchasers having provided the Vendor with a fully detailed breakdown of its Warranty Cost and allowing the Vendor to verify the same by all reasonable means, pay promptly to the Purchasers an amount equal to the Warranty Cost incurred by the relevant Group Member of meeting Notifiable Claims, each such payment to be made within twenty one days.

     11.5 The provisions of clause 11.4 shall not apply to the extent that specific provision was made in the Final Completion Statement in respect of the Notifiable Claims in question.

12.  INTEREST
     --------

     Save where otherwise contemplated by any other provision of this Agreement if any sum shall at any time be due and outstanding from any party to any other party pursuant to the terms of this Agreement interest shall be payable thereon at the rate per annum which is 2% above Barclays Bank plc's base lending rate from time to time or 12% per annum, whichever is the higher at the date on which such sum is due and payable such interest to accrue from day to day and to be payable from the due date until payment whether before or after judgment.

13.  WAIVER
     ------

     No waiver by any party to this Agreement of any of the requirements of this Agreement or any of its rights hereunder shall have effect unless given in writing and signed by or on behalf of the party giving the waiver and no delay by any party in exercising any of its rights hereunder shall impair the same. No single or partial exercise of any right or remedy shall preclude any further exercise thereof or the exercise of any other right. Any waiver of any breach of, or any default under any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

14.  NOTICES
     -------

     14.1 The address for service of the parties to this Agreement shall be:

          14.1.1 in the case of the Vendor its registered office in the United Kingdom from time to time and shall be addressed to:-

                      The Legal Director - Lucas

                      Electrical and Electronic Systems; and

          14.1.2 in the case of each Purchaser - Prestolite Electric Incorporated 2100 Commonwealth Boulevard, Ann Arbor, MI 48105, USA, attention Kim Packard.

     14.2 Any notice will be deemed well served on the party to whom it is addressed if it be served personally or by courier delivery addressed to such party at its address for service and service shall be deemed to be effective upon such personal or courier delivery taking place.

     14.3 Any notices or statements to be served pursuant to this Agreement may be sent by facsimile process:

          14.3.1 in the case of notices to the Vendor to the Legal Director -Lucas Electrical and Electronic Systems; fax 0121 627 4420 or to such other fax number as may be notified to the Purchaser for the purposes of this clause 14.3; and

          14.3.2 in the case of notices to the Purchasers to Kim Packard; fax (313) 913-6655 or to such other fax number as may be notified to the Vendor for the purposes of this clause 14.3.2.

     14.4 Any notice or statement so sent by facsimile process shall be deemed to have been served at the expiration of 2 hours after the time of despatch if despatched before 3.00 pm (local time at the place of destination) on any Business Day and in any other case at 10.00 am (local time at the place of destination) on the

          Business Day following the date of despatch provided that it is followed by a hard copy of the notice or statement served on the recipient in accordance with clause 14.2.

     14.5 For the purposes of this Agreement Prestolite Newco hereby irrevocably authorises and instructs PEI to act for it and on its behalf in respect of all matters required to be done by the Purchasers hereunder and agrees that the Vendor may rely on any agreement reached with PEI as being an agreement which binds Prestolite Newco. Accordingly where in this Agreement there is a reference to the Purchasers such reference shall be interpreted as meaning a reference to PEI for itself and on behalf of Prestolite Newco.

15.  COSTS
     -----

     Save as otherwise provided herein each party hereto shall bear its own costs and expenses in connection with this Agreement and the negotiations leading thereto.

16.  SURVIVAL OF CERTAIN PROVISIONS
     ------------------------------

     This Agreement shall remain in force and effect after the Completion Date in respect of any matters covenants or conditions which shall not have been done observed or performed prior thereto and all representations warranties obligations of and indemnities given by the parties shall (except for any obligations fully performed) continue in full force and effect notwithstanding Completion.

17.  ANNOUNCEMENTS
     -------------

     No announcement concerning the transactions contemplated by this Agreement or any matter ancillary to it and no disclosure of the terms of this Agreement shall (save as required by law or the regulations of the London Stock Exchange or the New York Stock Exchange) be made by any party except with the prior written approval of the Vendor and the Purchasers. The Vendor and the Purchasers agree to procure that each of their respective advisers and representatives complies with the provisions of this clause as if such person were party to this Agreement.

18.  SHARED IP
     ---------

     18.1 In relation to any Shared IP the Vendor shall procure that the member of Lucas Group which is the owner of such Shared IP shall on or as soon after Completion as shall be reasonably practicable grant to such Group Member as uses the Shared IP a fully paid up licence in respect of all and any such Shared IP to use and exploit the same for its remaining life (where the same may in time expire) and otherwise without limit in point of time but subject to the provisions of clause
          18.4 and otherwise) on terms that:

          18.1.1 such licence shall be non-exclusive, non-transferable (other than to a successor in title to the business of the Group Member), irrevocable, royalty-free and worldwide;

          18.1.2 such Group Member may, in relation to the business carried on by such Group Member, sub-licence any such Shared IP to any member of the Purchasers' Group for so long as such licensee remains a member of the Purchasers' Group;

          18.1.3 if the Group Member (or any member of the Purchasers' Group) wishes to sub-licence any such Shared IP to a party outside the Purchasers' Group in relation to the business carried on by such Group Member, it may only do so with the consent of the Vendor (such consent not to be unreasonably withheld).

     18.2 Any actions against any third party for infringement of any Shared IP shall be a matter for the Vendor on behalf of the member of the Lucas Group being the owner thereof provided that the Purchasers and/or the appropriate Group Member shall render such assistance (at the Vendor's or other member of the Lucas Group's expense) as the Vendor on behalf of such member of the Lucas

          Group may reasonably require for the purpose of bringing such action. If the Purchasers shall agree in writing to share in the costs of any such action (but not otherwise), the Purchasers shall be entitled to a corresponding share of any damages or other compensation received. If the Vendor decides not to take or within a reasonable time fails itself to take infringement proceedings after written request by the Purchasers, the Purchasers and/or the appropriate Group Member shall be free to do so in its/their own name and the Vendor shall (at the Purchasers' request and expense) render such assistance as the Purchasers and/or the appropriate Group Member may reasonably require (including subject to being appropriately indemnified by the Purchasers against costs and any other damages or awards lending its name) for the purpose of bringing such proceedings.

     18.3 If the Vendor wishes to cease the prosecution or maintenance of any Shared IP which is registered or the subject of a pending application, it shall first give timely notice to the Purchasers offering to transfer to the Purchasers and/or the appropriate Group Member the Shared IP in question. If such offer is accepted, the parties shall effect appropriate transfer documentation. Alternatively, if such offer is not accepted within 7 days, the Vendor shall be at liberty to cease such prosecution or maintenance and to abandon the registration of relevant intellectual property.

     18.4 The licence in respect of shared IP granted by this clause 18 shall automatically determine and be of no further force or effect if at any time:-

          18.4.1 the business which enjoys the benefit of such licence (or any part of such licence) or to which such licence (or part of such licence) shall have been assigned or sub-licensed; or

          18.4.2 the corporate entity which owns (whether directly or indirectly) the business which enjoys the benefit of such licence (or any part of such licence) or to which such licence (or part of such licence) shall have been assigned or sub-licensed shall be or become part of a group of companies of which a Lucas Competitor forms part or in which a Lucas Competitor is interested whether directly or indirectly.

     18.5 For the avoidance of doubt, this clause 18 shall not permit the Purchasers or any Group Member to sub-licence or assign the Shared IP or any part thereof to any Lucas Competitor.

19.  COUNTERPARTS
     ------------

     This Agreement and any other documents to be entered into in accordance with its terms may be executed in any number of counterparts and by the several parties hereto on separate counterparts each of which when so executed and delivered shall be an original but all the counterparts shall together constitute one document.

20.  GENERAL
     -------

     20.1 This Agreement will be binding on and will enure for the benefit of each party's successors and assigns (as the case may be).

     20.2 The parties agree that they will do all such acts and things and execute all such documents as may be required on or subsequent to Completion to vest in the Purchasers legal and beneficial ownership of the Indiel Sale Shares and the Lucas Newco Shares in accordance with this Agreement and otherwise to give effect to its terms.

     20.3 Save as otherwise expressly contemplated by this Agreement the rights and remedies expressly provided for by this Agreement will not exclude any rights or remedies provided by law.

20.4

         20.4.1 The Vendor and the Purchasers agree to make a good faith effort to resolve any disagreement, dispute, controversy or claim (for purposes of this clause 20.4, a "Legal Dispute") arising out of or relating to this Agreement, its existence, validity, the interpretation hereof, any agreements relating hereto, or the breach, termination or invalidity hereof. Failing such a resolution, such Legal Dispute shall be resolved through mediation to be carried out by a mediator during a period of thirty days, pursuant to the Reglas de Procedimiento y Codigo de Etica del Centro Empresarial de Mediacion y Arbitraje (Asociacion Civil) ("CEMA").

         20.4.2 Any unresolved Legal Dispute shall be referred to and finally settled by arbitration, in accordance with the Rules of the CEMA.

         20.4.3 Each party hereto hereby waives, to the fullest extent permitted by law, its right to appeal or challenge the validity of the arbitration award before any court of law, or that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Notwithstanding the above, the party in whose favour the Legal Dispute is resolved may request the enforcement of the arbitration award before a court of law if the other party does not comply with what is resolved.

         20.4.4 Each party hereto agrees that service of process in any action, suit or proceeding referred to in this clause 20.4 shall be deemed in every respect effective service of process upon it if sent to it at the address for notice purposes provided for in clause 14.

     20.5 The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement shall be governed by the laws of Argentina.

     20.6 Where and to the extent that the Purchasers or any Group Member is entitled to make a claim under this Agreement whether under the Warranties the Indemnities or otherwise the loss or damage in respect of which any such claim may be made shall be limited to direct loss or damage to the intent and effect that indirect loss or damage (including consequential loss or damage) shall be irrecoverable.

     20.7 Where under this agreement the Vendor is liable to indemnify a Group Member and any payment to be made by the Vendor under the indemnity is taxable in the hands of such Group Member then in those circumstances the Vendor shall pay to the Purchasers a sum equal to the amount of the liability to the Group Member (before any upwards adjustment in respect of any taxation payable by the Group Member) and the Purchasers and the Group Member in question shall accept the same in satisfaction of the claim in question.

21.  ASSIGNMENT
     ----------

     21.1 This Agreement shall not be assignable by the Vendor or the Purchasers without the prior written consent of the other(s) (which consent shall not be unreasonably withheld in the case of an internal group reorganisation (without insolvency) intended to be made by either the Vendor or the Purchasers provided always that any assignee shall be a person of similar substance and standing as the assignor or a suitable guarantee shall be provided). In cases where the assignee of this Agreement is a member of the Lucas Group, upon their ceasing to be a member of the Lucas Group, the Vendor shall procure that such assignee shall, and such assignee shall be obliged to, re-assign this Agreement to the Vendor. In cases where the assignee of this Agreement is a member of the Purchasers' Group then, upon ceasing to be a member of the

          Purchasers' Group, the Purchasers shall procure that such assignee shall, and such assignee shall be obliged to, re-assign this Agreement to the Purchasers.

     21.2 The benefit of this Agreement may be assigned by the Purchaser by way of security to any provider of secured financing to any member of the Purchasers' Group.

22.  STAMP DUTY
     ----------

     If and to the extent that stamp duty arises in respect of the sale and purchase of the Indiel Sale Shares hereunder or under the Indiel Option the parties agree that the same shall be shared equally between the Vendor and the Purchasers and the Vendor agrees to pay its portion thereof within 10 days of receipt of a notice from the Purchasers as to the amount of the Vendor's share thereof or, if later, the date on which the same is due and payable to the appropriate authorities.

                                   SCHEDULE 4
                                   ----------

                                 THE WARRANTIES
                                 --------------

1.   INTERPRETATION
     --------------

     1.1 In this Schedule 3 the following expressions have the following meanings:

          Expression                    Meaning

          "the Accounting Date"         31st January 1997

          "the Accounts"                The audited accounts of each Group
                                        Member, including in the case of the
                                        Company its audited consolidated
                                        accounts, for the financial year which
                                        ended on the Accounting Date, comprising in each case a balance sheet, a profit and loss account, notes and directors' and auditors' reports

          "Company"                     Notwithstanding the definition contained
                                        in clause 1, each company individually
                                        details of which are set out in Schedule
                                        1 as if the Warranties were set out in
                                        full in respect of each such company
                                        provided that where used other than in
                                        this Schedule "Company" shall have the
                                        meaning given in clause 1

          "Contract"                    Any agreement, arrangement or
                                        understanding which is legally binding

          "Intellectual Property        Patents, trade marks, service marks,
          Rights"                       registered designs, design rights,
                                        copyright, know how and all other
                                        intellectual property (of whatever
                                        nature) and any applications for the
                                        same

          "Shares"                      The Indiel Shares and the Lucas Newco
                                        Shares

          "Stock"                       Stocks of the Company

          "Taxation"                    (a) Any tax, duty, impost or levy, past
                                        or present, anywhere in the world,
                                        whether governmental, state, provincial, local governmental or municipal, and (b)
                                        Any fine, penalty, surcharge, interest
                                        or other imposition relating to any tax, duty, impost or levy mentioned in paragraph (a) of this definition or to any account, record, form, return or computation required to be kept, preserved, maintained or submitted to any person for the purposes of any such tax, duty, impost or levy

          "Taxation Authority"          Any authority, anywhere in the world,
                                        competent to impose, assess or collect
                                        Taxation,

          "Taxation Statute"            Any statute (and all regulations and
                                        other documents having the force of law
                                        under such statute) published, enacted,
                                        issued or coming into force on or before the date of this

                                        Agreement relating to Taxation

     1.2 References in this Agreement to statutes or any statutory provision shall include any statutory modification, re-enactment or extension thereof for the time being in force and any orders, regulations, instruments or other subordinate legislation made thereunder provided always that this shall not operate to increase the liability of the parties hereunder.

     1.3 Where any of the Warranties is qualified by words such as "the Vendor is not aware" or "the Vendor believes" or "to the best of the Vendor's knowledge" or any similar qualification, the Vendor's awareness or belief or knowledge shall be determined by reference only to the awareness or belief or knowledge of the persons whose names are listed in the left hand column below and whose position is stated opposite his name in the right hand column below, of whom enquiry has been made by the Vendor and the Vendor shall not be liable for breach of warranty should the fact or circumstance which would otherwise be a breach of the Warranties be known to any other employee or officer of any member of the Lucas Group.

           Name of Person     Position Held

           P Almond           Legal Director - Lucas Electrical and
                                               ElectronicSystems
           E Earle            Group Property Manager

           S Lockwood         Group Patents Manager

           C Long-Leather     Programme Director-Business Development

           M J McKiernan      Group Director - Health Safety and Environment

           J. Badger          Consultant

           Luis Perez         General Manager

          Jose Rocca         Finance Manager

     1.4 In relation to any of the Warranties which are qualified by reference to ateriality, the materiality of any matter which may constitute a breach of any such Warranty shall be determined by reference to and in the context of the Group.

2.   SCHEDULE 1 CAPITAL
     ------------------

     2.1 The Company is a sociedad ananima duly organised, validly existing and in good standing under the laws of Argentina. The Company has all requisite power and authority to own, lease, hold and operate its assets and properties and to conduct its business as and where owned, leased, held, operated and/or conducted, as the case may be, and to hold all franchises, licences and permits necessary or required therefor.

     2.2 The Company is duly qualified to do business as presently conducted and is in good standing in every jurisdiction in which the property owned, leased or operated by the Company, or the nature of the business conducted by the Company, makes such qualification necessary.

     2.3 The aggregate capital stock of the Company consists of 14,786,176 common, nominative, nonendorsable shares with a par value of A$1 each, entitled to 1 vote per share, which shares are issued, outstanding and fully paid in. There are no other shares of capital stock of the Company, issued or outstanding. The Shares have been duly authorised and validly issued, fully paid and nonassessable, and are owned beneficially and of record by Vendor; free and clear from any liens of any kind or nature whatsoever. Upon Completion, Purchaser shall be the legal and beneficial owner of the Shares and of all irrevocable contributions on account of future capital increases that might have been made by Vendor or any other third party into the Company, free and clear of any liens of any kind or nature whatsoever. Other than as contemplated by this Agreement there are no outstanding obligations, options, warrants, puts, calls, rights to subscribe, agreements or other commitments or rights of any kind or nature whatsoever to purchase the Shares, nor are there any outstanding securities of the Company which are convertible into or exchangeable for any Shares of the Company. The Company has no obligations of any kind or nature whatsoever to issue any additional shares or stock or other securities. Other than as contemplated by this Agreement neither the Company nor Vendor has agreed to issue, purchase, sell or transfer any securities of the Company.

3.   ACCOUNTS
     --------

     3.1 The Accounts have been prepared in accordance with the Accounting Principles. The Accounts are in accordance with the books and records of the Company as of the dates and periods indicated.

     3.2 The Accounts fairly present the financial position of the Company at the Accounting Date. The statements of income and cash flows in the Accounts fairly present the results of operations of the Company and the cash flows for the periods indicated and covered thereby.

     3.3 The Disclosure Letter sets out a list and description of all indebtedness whether or not matured or contingent or incurred as principal, guarantor or surety, owed by the Company or to which any of their respective properties or assets are subject ("Indebtedness"), and a description of all material terms thereof and all assets pledged or otherwise subject thereto. Other than as listed on Disclosure Letter, the Company does not have any Indebtedness with Vendor. The Company is not in default, nor has any event occurred which, with notice of the lapse of time or both, would constitute a default, under any Indebtedness.

4.   ORGANISATION
     ------------

     The Vendor is entitled, and has all requisite corporate power and authority, to enter into and complete the Agreement and the signature, execution and performance of the

     Agreement and all documents ancillary to it have been duly authorised by all necessary acts of the Vendor and its board of directors.

ASSETS
------

5.   UNENCUMBERED TITLE
     ------------------

     Each asset reflected in the Accounts (save for current assets disposed of by the Company in the ordinary course of its business since the Accounting
     Date) and each asset treated as an asset of the Company and/or used by the Company at the date of this Agreement is in the legal and beneficial ownership of the Company, free from any third party right and from any Contract to grant the same.

6.   DEBTORS
     -------

     The Company has not factored or discounted any existing debt owed to it or agreed to do so.

7.   STOCK
     -----

     So far as the Vendor is aware, the Stock taken as a whole is sufficient for the normal requirements of the Company and taken as a whole is at its normal level and having regard to current orders and those orders reasonably anticipated from customers of the Company.

8.   PROPERTY
     --------

     8.1 Schedule 3 contains particulars of all real property owned by the Company and all easements and rights of way (collectively "Real Property").

     8.2 With respect to all real property leased by the Company, including all leasehold improvements (collectively, the "Leased Property") save as disclosed in the Disclosure Letter:

          8.2.1 all leases are in writing and are duly executed and, where required, witnessed, notarized, acknowledged and recorded to make them valid and binding and in full force and effect for their full term, and none have been modified, amended, sublet or assigned;

          8.2.2 the rental set forth in each such lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same;

          8.2.3 the Company is not in default and so far as the Vendor is aware, there is no default on the part of any other party under any Lease under which any Leased Property is held which materially affects the Leased Property;

          8.2.4 all surety bonds, insurance, security, and other deposits required by such leases have been made and have not been refunded or returned, or their forfeiture claimed, in whole or in part, by any lessor

     8.3 With respect to the Real Property and Leased Property, including all leasehold improvements:

          8.3.1 there are no outstanding variances or special use permits affecting the Real Property or the Leased Property or their respective uses;

          8.3.2 the Company has not received any written notice of a violation of any Laws and Ordinances, or of any covenant, condition, easement, or restriction affecting the Real Property or the Leased Property or relating to their use or occupancy. The Vendor is not aware of any such violation;

          8.3.3 so far as the Vendor is aware there is no material condemnation or eminent domain proceeding of any kind pending or, to the knowledge of the Company and Vendor, threatened against any of the Real Property and the Leased Property and for the purposes of this clause 8.3.3 what is material shall be determined in the context of the Group as a whole;

          8.3.4 the Real Property and the Leased Property are occupied under valid and current certificates of occupancy where applicable, governmental authorisations, permits, or the like, and the transactions contemplated by this Agreement will not require the issuance of any new amended certificates of occupancy, governmental authorisations, permits or the like;

          8.3.5 so far as the Vendor is aware, the Real Property and the Leased Property do not violate, and all improvements have been constructed in compliance with, any applicable federal, provincial, state or municipal statutes, laws, ordinances, regulations, rules, codes, orders, or requirements, including, without limitation, any building, land use, zoning, fire or environmental laws or codes which in any such case have the force of law (the "Laws and Ordinances"), and so far as the Vendor is aware, the Company has obtained all material licences, permits, building permits, occupancy permits and approvals required to own, possess and operate its Real Property and the Leased Property and conduct its business as it is presently being conducted;

     8.4 The Disclosure Letter contains particulars of all the leases executed by the Company under which the Company has obligations which remain outstanding. All Leases listed in the Disclosure Letter are so far as the Vendor is aware valid and in full force and there is no event that with notice or lapse of time, or both, would constitute an event of default or event of acceleration under any of the Leases.

9.   INTELLECTUAL PROPERTY RIGHTS
     ----------------------------

     9.1 The Company has no interest in any Intellectual Property Rights (whether registered or not) relating to starters and alternators save for the Intellectual Property Rights details of which are given in the Disclosure Letter.

     9.2 So far as the Vendor is aware the Company will be able to continue to use in Argentina all intellectual property rights (relating to starters and alternators) which it uses at the date of this Agreement.

     9.3 So far as the Vendor is aware none of the goods and/or services supplied in the course of the business carried on by the Company or any of the processes employed in such business or any other aspect of the carrying on of such business infringes any intellectual property rights of any nature of any third party.

     9.4 So far as the Vendor is aware no person is currently infringing any of the Intellectual Property Rights details of which are given in the Disclosure Letter.

     9.5 So far as the Vendor is aware the Company has not entered into any subsisting licence with any person under which:-

          9.5.1 the Company licenses any of the Intellectual Property Rights to that person; or

          9.5.2 that person licenses any intellectual property rights to the Company for the purpose of the business carried on by the Company.

EMPLOYEES
---------

10.  REMUNERATION AND EMPLOYEES
     --------------------------

     10.1 The particulars contained in the Schedule annexed to the Disclosure Letter relating to the employees of the Company are true and accurate.

     10.2 The Company is not under any contractual obligation:

          10.2.1 to make any increase in the rates of remuneration of or other similar payment to any of such employees;

          10.2.2 to make any change in the terms and conditions of employment of any such employees.

     10.3 The Disclosure Letter discloses all material agreements or arrangements with trades unions, staff associations or other associations of employees relating to the employees of the Company.

     10.4 In relation to all employees of the Company a pro forma pack incorporating standard form statements of particulars of employment and other written statements of employment benefits is annexed to the Disclosure Letter, the salary or wages of such employees being shown in the Schedule referred to in paragraph 10.1 above.

     10.5 No employee of the Company employed in a managerial or senior technical or senior sales position has given or has been given notice to terminate his employment.

     10.6 There are no loans outstanding from the Company, the Vendor or any other member of the Lucas Group to any employee of the Company or from any of such employees to the Vendor, the Company or any other member of the Lucas Group.

CONTRACTS
---------

11.  INSURANCE
     ---------

     11.1 Brief particulars of all the Company's insurances are set out in the Disclosure Letter.

     11.2 There is no insurance claim made by the Company pending or outstanding.

     11.3 All such policies and /or bonds are currently in full force and effect and neither the Company nor Vendor has received any notice of cancellations with respect to any of the policies. All premiums due and payable on such policies and/or bonds have been paid. Neither the Company nor the Vendor is a co-insurer under any of the terms of any such insurance policy.

     11.4 The Company has not been refused any insurance otherwise available to comparable companies in the same industry in Argentina related to its assets and/or business by any insurance carrier during the last five
          (5) years.

12.  MATERIAL CONTRACTS
     ------------------

     12.1 The Company is not a party to any of the following contracts which is material:

          12.1.1 any partnership, joint venture, consortium, joint development or similar contract relating to the Company;

          12.1.2 any contract requiring the Company to pay any royalty, commission or like payment in relation to its business;

          12.1.3 any contract for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given by or to the Company dependent on the level of purchases or any other criteria;

          12.1.4      any written agency or written distributorship agreement.

     12.2 None of the Contracts has been entered into or assumed other than on an arm's length basis save those made with the Vendor or another member of the Lucas Group . The extent to which any such Contract is not on terms similar to those that could be expected to have been agreed with an unaffiliated third party is set out in the Disclosure Letter.

     12.3 The Vendor is not aware of the invalidity of or grounds for rescission avoidance or repudiation of any agreement to which the Company is party.

     12.4 The Contracts are enforceable in accordance with their terms save where the fact that any such Contract is not enforceable would not have a material and adverse effect on the Group.

     12.5 The Disclosure Letter lists:

          12.5.1 the top fifty suppliers (a "Major Supplier") by value (net invoice value) to the Company in the twelve months from 1 November 1996 to 31 October 1997; and

          12.5.2 those customers (a "Major Customer") who have purchased from the Company in the twelve months from 1 November 1996 to 31 October 1997 goods and services having in the aggregate a net invoice sales value of not less than A$400,000.

COMPLIANCE; DISPUTES
--------------------

13.  COMPANY LAW MATTERS AND GENERAL COMPLIANCE
     ------------------------------------------

     13.1 Compliance has been made with all legal requirements in connection with the formation of the Company and all issues and grants of shares or other securities of the Company.

     13.2 The copy of the memorandum and articles of association and by-laws of the Company and all amendments thereto enclosed with the Disclosure Letter are true and complete and have been duly filed registered and approved by the Office of Corporations, Public Registry of Commerce.

     13.3 The Company has conducted its business in all material respects in accordance with all applicable laws and regulations of Argentina and the laws of such other jurisdictions which are applicable to the Company and its activities.

     13.4 There is not pending, or in existence, any investigation or enquiry which is known to the Vendor by, or on behalf of, any governmental or other body in respect of the affairs of the Company nor to the knowledge of the Vendor is any such investigation or inquiry threatened.

14.  LITIGATION/DISPUTES
     -------------------

     14.1 Neither the Company nor any person for whose acts or defaults it may be liable is involved (whether as plaintiff, defendant or any other party) in any civil, criminal, tribunal, labour or arbitration proceedings.

     14.2 There is no unsatisfied judgment or unfulfilled order outstanding against the Company and neither the Company nor any person is party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings for which the Company would be directly or vicariously liable.

     14.3 The Company is not bound by, subject to or in default under any order, judgment, award, writ, injunction, or other ruling of any court, or administrative or governmental authority.

     14.4 There are no outstanding material disputes between the Company and any Major Customer or Major Supplier.

15.  DEFAULT
     -------

     The Company is not in breach of any Contract to which it is a party, and so far as the Vendor is aware no other party to any such Contract is in breach of it where in either such event such breach is material in the context of the business of the Group taken as a whole.

16.  EVENTS SINCE THE ACCOUNTING DATE
     --------------------------------

     Since the Accounting Date

     16.1 the Company has not other than in the ordinary course of business acquired, or agreed to acquire, any single asset having a value in excess of A$100,000 or assets having an aggregate value in excess of A$100,000 save for stock acquired in the ordinary course of business;

     16.2 the Company has not disposed of, or agreed to dispose of, any material asset other than finished goods other than in the ordinary course of business;

     16.3 the trade and business of the Company has been carried on in the ordinary and normal course and on a basis consistent with past practice;

     16.4 no dividends have been paid;

     16.5 the Company has not:

          16.5.1 changed or entered into any obligation to change the terms and conditions of employment of any senior employee of the Company;

          16.5.2 paid or become obliged to pay any severance or termination payment;

          16.5.3 made any loan or advance to any person, corporation, firm or other entity other than credit extended to customers in the ordinary course of business;

          16.5.4 entered into any sale, licence, assignment or transfer of any patents, trademarks, trade names or other intellectual property;

          16.5.5 made any commitment (through negotiations or otherwise) or incurred any liability to any labour organisation;

          16.5.6 instituted any bonus, stock option, profit-sharing, pension plan or similar arrangement or made any changes in any such existing plans;

          16.5.7 terminated , amended or revised any agreement, contract or other commitment with any of its customers and/or suppliers where such termination, amendment or revision is material in the context of the business of the Company nor has any Major Customer and/or key supplier terminated, amended, or revised any agreement, contract or commitment with the Company where such termination, amendment or revision is material in the context of the business of the Company, except where any of the same were in the ordinary course of business, in accordance with the Company past practices, and were consistent with the Company's corporate policies and procedures; or

          16.5.8 terminated, transferred or granted any rights, except in the ordinary course of business consistent with past practices, under any contract, lease, mortgage, indenture, loan agreement, licence, deed of trust, order, arbitration award, judgment, decree, instrument or other agreement;

17.  EFFECTS OF AGREEMENT
     --------------------

     The execution, delivery and performance of this Agreement by the Vendor does not:

     17.1 violate, conflict with or result in the breach of any provision of the memorandum or articles of association of the Vendor;

     17.2 violate any law to which the Vendor is subject;

     17.3 give any other party to a Contract which is material the right to terminate the same; or

     17.4 result in a breach of, or constitute a default under any order, judgment or decree of any court or governmental agency to which the Company or the Vendor are party or by which, in either case, the Vendor or the Company or any of the assets of either is bound or subject.

TAXATION
--------

18.  RETURNS AND DISPUTES
     --------------------

     18.1 All notices, returns, computations, registrations and payments which should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date.

     18.2 So far as the Vendor is aware the Company is not involved in any dispute with any Taxation Authority which is material and which concerns any matter which is reasonably likely to affect in any way the liability of the Company to Taxation.

     18.3 So far as the Vendor is aware the Taxation affairs of the Company are not the subject of any investigation or enquiry by any Taxation Authority (other than routine questions) and so far as the Vendor is aware there are no such investigations or enquiries threatened.

19.  BROKERS, FINDERS, ETC.
     ----------------------

     Neither the Vendor nor the Company has retained, and neither the Vendor nor the Company is subject to any claim of, any broker, finder, consultant or intermediary in connection with the sale and purchase of the Shares contemplated by this Agreement who might be entitled to a fee or commission from Purchaser or the Company upon consummation of the sale and purchase of the Shares hereunder.

                                   SCHEDULE 5
                                   ----------

                           THE ACCOUNTING PRINCIPLES
                           -------------------------

                          LUCAS INDIEL ARGENTINA S.A.
                          ---------------------------

                              ACCOUNTING POLICIES
                              -------------------


Basis of consolidation

The consolidated accounts will include the figures of LUCAS INDIEL ARGENTINA S.A., Jovsa S.A. and Equipos Originales S.A. Adjustments will be made to eliminate the investment of Lucas Indiel Argentina S.A. in its subsidiaries, inter company balances and other operations between companies.

1.   FIXED ASSETS
     ------------

     1.1  Determination of Cost

          General

          . Purchase price includes all consideration, cash or otherwise, in respect of the asset and includes expenses incidental to the acquisition.

          . Improvement and Repair - expenditure is capitalised where it increases the expected future benefits from the assets beyond its previously assessed standard of performance.

          Specific

          . Plant and Machinery - cost includes all expense directly attributable to bringing the asset into its working condition and location eg.

          .  Invoice purchase price

          .  site preparation

          .  delivery and handling charges

          .  installation cost

          .  professional fees

          .  Computer Hardware - capitalised amount comprises invoices cost.

          .  Computer Software - capitalised amount comprises invoiced cost.

          .  Motor vehicles - capitalised amount comprises invoiced cost.

     1.2  Valuation

          . Fixed assets balances as at the beginning of the year have been revalued as at 31st July 1995 in accordance with the wholesale prices indices, as from that date the price level restatement has been discontinued. The differences between the restated cost and its historical cost has been included in the line "S9844" Reserves Revaluation.

     1.3  Depreciation

          . All assets are depreciated from the first day of the month in which they are brought into service. The depreciation is charges to Profit & Loss account on annual basis from the year of the addition. The depreciation ceases on the year before the year in which the asset is sold or scrapped.

          . Depreciation is calculated on a straight line basis over the useful economic life of the asset.

          .  Economic lives are as follows:

             .  Buildings               50 years

             .  Roads                   10 years

             .  Plant and Equipment     10 years

             .  Computer Hardware       10 years

             .  Computer Software        3 years

             .  Furniture and Fixtures  10 years

             .  Vehicles                 5 years

      1.4  Profit/Loss on sale of Assets

           Profit or loss on the sale of an asset is calculated as disposal proceeds less the net value of the asset.

      1.5  Leases

           . Assets acquired under finance leases are capitalised and depreciated as for purchased assets as above.

2.  STOCK
    -----

    2.1  Definition

         .  Stocks comprise:

            .  goods or other assets purchased for resale

            . raw material and components purchased for incorporation into products for sale

            .  products in intermediate stages of completion

            .  finished goods

            .  materials in transit

            .  tooling

    2.2  Physical Stock Count

         . A full physical count of work-in-progress is conducted at the end of each quarter.

         . A permanent Physical Inventory procedure is performed for raw material and components and finished goods.

         . Certificates are obtained for all stocks held by third parties, including subcontractors.

    2.3  Valuation

         Definition

         . Cost - that expenditure which has been incurred in the normal course of business in bringing the product to its present location and condition.

         . Cost of Purchase - comprises purchase price including import duties, transport and handling costs and any other directly attributable costs, less trade discounts, rebates and subsidies.

         .  Cost of Conversion - comprises:

            . costs specifically attributable to units of production e.g. direct labour, direct expenses and subcontracted work.

            .   production overheads.

            . other overheads attributable in the particular circumstances of business to bring the product to its present location and condition.

         . Production Overheads - overheads incurred in respect of materials, labours and production based on the normal level of activity notwithstanding that they may accrue wholly or partly on the time basis.

         . Net Realisable Value - the actual or the estimated selling price net of trade but before settlement discounts, less further costs to completion and all costs incurred in marketing, selling and distributing.

         Determination of Cost

         . With the exception of material in transit, valued at cost, and tooling revalued as at 31st July 1995 in accordance with official wholesale price indices, stocks are valued on the basis of standard costs, which are substantially the same as replacement costs.

            There is no significant difference between the replacement cost and the F.I.F.O. method.

            Where applicable, reserves are constituted on the basis of net realisable values to cover possible losses in respect of redundancy, excess and slow moving stock.

         . The full provision rule for inactive/excess stock may be varied where there is a reasonably degree of certainty that any stock which is unprovided for will be sold in the foreseeable future.

         . Work-in-progress - the cost is that appropriate to the last completed operation, plus the value of any materials or components used during the next operation(s) which are not been returned to store.

         . Non production overheads - overheads relating to service departments are allocated between production and non production functions, only these that are allocated to the production function are absorbed into the costs of conversion.

         . Absorption of overheads - overheads included in stock are allocated on the basis of a normal level of activity which is established with reference to the budgeted level of production for the current year and the level of activity achieved in previous years. Abnormal costs such as the cost of the excess facilities are charged to profit as incurred.

         . Remanufacturing stocks - the amount recorded in the Final Completion Statement for inventory in the remanufacturing department (A$1.1 million at 31 January 1997) shall not exceed the amount recorded at 31 January 1997 or 40% of sales of remaining products for the 12 months ending the month end prior to Completion.

3.  MARKETABLE SECURITIES
    ---------------------

    Marketable securities include Argentine government bonds and other highly liquid investments in shares that are revalued to their quoted market price as at the end of the year. The revaluation is credited to profit & loss accounts.

4.  GOODWILL (OTHER THAN CONSOLIDATION)
    -----------------------------------

    (Consolidation accounts for the year ended 31st January 1997)

    During the year ended 31st July 1994 two other businesses were acquired.

    On one hand Equipos Originales S.A. acquired the capital stock of a new company called F.M.R. San Luis S.A. by means of which we increased substantially the existing ceiling of tax exemption benefits according to San Luis tax promotion regime.

    On the other hand, and in order to obtain a significant increase in the Company's market share, an agreement letter was signed by Equipos Originales S.A. for the acquisition of Jovsa S.A. that owns the market share rights of a local competitor business that operated under the name of Garef S.A.

    As of 31st July 1995, the excess of the amounts paid for the acquisition with regard to the fair value of its assets were written off against reserves. Such differences were shown as a separate item in the note to the movements of revaluation reserve.

     As of 31st July 1996, such differences have been transferred to retained earnings.

5.  DEBTORS
    -------

    5.1  TRADE DEBTORS
         -------------

         . Trade debtors comprise all amounts due from external customers in respect of goods sold and services provided in the ordinary course of business. VAT invoiced to the customers is included in the outstanding balance for each debtor.

    5.2  PROVISIONS
         ----------

         The provision for doubtful debts consists those debts considered to be a risk at any point in time.

         A specific provision is created where:

         . the customer is in receivership/administration and no debt recovery is anticipated

         .  there is specific knowledge which indicates payment is unlikely

         . the debt is long overdue compared to the normal collection cycle of the business

    5.3  PREPAYMENTS AND ACCRUED INCOME
         ------------------------------

         . Prepayments consisting of the unexpired portion of payment made in respect of time related expenses are included on the balance sheet.

    5.4  OTHER DEBTORS
         -------------

         . Other debtors comprise all amounts falling outside the definition of trade debtors and are included on the balance sheet to the extent to which they are determined as recoverable.

6.  CREDITORS
    ---------

    6.1  TRADE CREDITORS
         ---------------

         Trade creditors comprise all amounts due to external suppliers in respect to goods purchased and services provided in the ordinary course of business. Provision is made for goods and services received for which invoices have not been received by the balance sheet date.

      .  ACCRUALS AND DEFERRED INCOME
         ----------------------------

         Accruals consist of the amounts payable in respect of benefits received up to the balance sheet day, generally on a time apportioned basis. An accrual is made for outstanding annual holiday entitlement for all employees.

      .  No accrual shall be made in respect of the year audit.

    6.2  CONTINGENT LIABILITIES
         ----------------------

      . Contingent liabilities are only provided for if it is both probable that a liability will occur and the amount is either known or can be estimated with accuracy.

      . An accrual for the costs of redundancies of up to 30 persons in the amount of A$700,000 reduced by the amount of actual payments made by the Company in respect of such redundancies prior to Completion shall be included in the Final Completion Statement. No provision will be made in respect of any proposed termination of employment of Luis Perez.

7.  PROFIT AND LOSS ACCOUNT
    -----------------------

    7.1  MAINTENANCE STOCKS
         ------------------

      .  Expenditure on plant and machine spares is written off as incurred.

8.  TAX ON PROFIT
    -------------

      . In recent years, the Company has not paid any Income Taxes as taxable losses have been incurred. These losses are available to offset profits in future years but are not shown on the balance sheet.

9.   PENSION PLAN
     ------------

The provision to be made shall be calculated in accordance with the provisions of clause 7.12

SIGNED BY CHRIS LONG-LEATHER    )        /S/ CHRIS LONG-LEATHER
                                         ----------------------

as duly authorised attorney     )

for and on behalf of            )

LUCAS INDUSTRIES PLC            )

                                      Chris Long-Leather as attorney for Lucas
                                      Industries plc

PRESTOLITE ELECTRIC INC.


By:     /S/ P. KIM PACKARD
       ------------------

Name:  P. Kim Packard

Title: President



By:    /S/ KENNETH C. CORNELIUS
       ------------------------

Name:  Kenneth C. Cornelius

Title: Vice President


PRESTOLITE NEWCO, INC.


By:    /S/ P. KIM PACKARD
       ------------------

Name:  P. Kim Packard

Title: President



By:    /S/ KENNETH C. CORNELIUS
       ------------------------

Name:  Kenneth C. Cornelius

Title: Vice President